LIMITED LIABILITY COMPANY AGREEMENT

OF

PH HOLDING LLC

Dated as of _________ __, 2009

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. ANY TRANSFER OF SUCH UNITS IS SUBJECT TO COMPLIANCE WITH, OR THE AVAILABILITY OF EXEMPTIONS FROM COMPLIANCE WITH, THE REGISTRATION AND QUALIFICATION REQUIREMENTS OF THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE UNITS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS AGREEMENT.

i

TABLE OF CONTENTS

                                                                                                                                                                                                        Page

ARTICLE 1. DEFINITIONS	2
1.1	Definitions.	2
1.2	Terms Generally.	15
ARTICLE 2. THE COMPANY AND ITS BUSINESS	16
2.1	Formation of the Company.	16
2.2	Company Name.	16
2.3	Term.	17
2.4	Filing of Certificate of Formation and Amendments.	17
2.5	Business.	17
2.6	Registered Office; Registered Agent.	17
ARTICLE 3. MEMBERS	17
3.1	Members.	17
3.2	Admission of New Members.	17
3.3	No Resignation of Members.	17
3.4	Authority; Obligations.	17
3.5	Representations by Members.	18
ARTICLE 4. CAPITAL STRUCTURE	19
4.1	Units.	19
4.2	Issuances of Additional Units.	22
4.3	Register; No Certificates.	22
4.4	Nonvoting Equity Securities.	22
4.5	Redemptions.	23
ARTICLE 5. MANAGEMENT	23
5.1	Management Generally.	23
5.2	Election of Board and Qualification.	23
5.3	Approval of Certain Activities.	24
5.4	Board Meetings.	27
5.5	Notice of Board Meetings.	28
5.6	Quorum for Board Meetings.	28
5.7	Action by Consent of Directors.	28
5.8	Interested Directors.	28
5.9	D&O Insurance.	29
ARTICLE 6. OFFICERS	29
6.1	Enumeration.	29
6.2	Tenure.	29

i

6.3	Removal.	29
6.4	Vacancies.	29
6.5	Other Powers and Duties.	29
ARTICLE 7. RIGHTS AND DUTIES OF MEMBERS; TAX MATTERS	29
7.1	Other Activities of the Members.	29
7.2	Compensation of Members and their Affiliates.	30
7.3	Dealing with Members.	30
7.4	Designation of Tax Matters Person.	30
7.5	Reports to Members.	31
7.6	Tax Returns and Elections.	32
7.7	Safe Harbor Election and Forfeiture Allocations.	32
7.8	Election to be Treated as a Corporation.	33
7.9	Cooperation with Conversion to Corporation.	34
7.10	Listed Transactions; Reportable Transactions	34
ARTICLE 8. PREEMPTIVE RIGHTS	34
8.1	Preemptive Rights.	34
ARTICLE 9. CAPITAL CONTRIBUTIONS; LIMITED LIABILITY	35
9.1	Initial Interests.	35
9.2	Capital of the Company.	36
9.3	Limited Liability of the Members.	36
9.4	No Capital Calls.	36

ARTICLE 10. CAPITAL ACCOUNTS, PROFITS AND LOSSES

AND ALLOCATIONS	36
10.1	Capital Accounts.	36
10.2	General Allocations of Profits and Losses.	37
10.3	Special Allocations.	37
10.4	Other Allocation Rules.	39
10.5	Allocations for Tax Purposes.	39
10.6	Varying Interests During Fiscal Year.	40
ARTICLE 11. DISTRIBUTIONS	40
11.1	Distributions.	40
11.2	Tax Payment Distributions.	41
11.3	Liquidation.	41
11.4	No Other Distributions.	41
11.5	Prohibited Distributions.	41

ii

ARTICLE 12. TRANSFER OF UNITS	41
12.1	Transfer Restrictions.	41
12.2	Further Restrictions Applicable to All Transfers.	42
12.3	Certain Transfers Not Subject to Right of First Refusal or Tag-Along Right.	42
12.4	Effects of Transfer.	42
12.5	Prohibited Transfers.	43
12.6	Right of First Refusal.	43
12.7	Tag-Along Right.	45
12.8	Drag-Along Rights.	47
12.9	Cooperation.	48
ARTICLE 13. DISSOLUTION OF THE COMPANY; WINDING UP AND DISTRIBUTION OF ASSETS	49
13.1	Dissolution.	49
13.2	Winding Up.	49
13.3	Distribution of Assets and Allocation of Profits and Losses.	50
13.4	No Capital Contribution Upon Dissolution.	50
ARTICLE 14. AMENDMENTS; MEETINGS OF THE MEMBERS; TERMINATION	50
14.1	Amendments.	50
14.2	Meetings of the Members.	51
14.3	Termination.	52
ARTICLE 15. LIMITED LIABILITY; INDEMNIFICATION; DUTIES	53
15.1	Limited Liability of Members; Indemnification of Members by Company.	53
15.2	Limited Liability of Directors and Officers; Indemnification of Directors and Officers by Company.	53
15.3	Limited Liability of Tax Matters Person; Indemnification of Tax Matters Person by Members.	55
15.4	Non-Exclusivity of Provisions.	55
15.5	Duty of Loyalty; Doctrine of Corporate Opportunity.	56
15.6	Duties of Directors and Officers.	56
ARTICLE 16. MISCELLANEOUS	56
16.1	Further Assurances.	56
16.2	Notices.	56
16.3	Headings and Captions.	58
16.4	Variance of Pronouns.	58
16.5	Counterparts.	58
16.6	Specific Performance.	58

iii

16.7	Governing Law.	58
16.8	Consent to Jurisdiction; Waiver of Jury Trial.	58
16.9	Partition.	59
16.10	Invalidity.	59
16.11	Successors and Assigns.	59
16.12	Entire Agreement; Conflict with Plan.	59
16.13	Exercise of Rights and Remedies.	59
16.14	No Brokers.	59
16.15	Confidentiality.	60
16.16	No Third Party Beneficiaries.	60
16.17	Power of Attorney.	60
16.18	Recapitalization, Exchange, Etc. Affecting the Company's Units	61
16.19	Exculpation.	61
16.20	Construction of Documents.	61

iv

Exhibit 1	– Initial Directors and Chairman
Exhibit 2	– Officers
Exhibit 3	– Designated Competitors
Schedule A-1	– List of Members, their Addresses, Class A Units, Class B Units and Class C Units
Schedule A-2	– Capital Contributions
Schedule A-3	– Exception to Ownership

v

LIMITED LIABILITY COMPANY AGREEMENT

OF

PH HOLDING LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the “Agreement”) is entered into as of ________ __, 2009, by and among the parties listed on Schedule A-1 to this Agreement as such Schedule may be amended from time to time.

RECITALS

WHEREAS, PH Holding LLC, a Delaware limited liability company (the "Company"), is being formed under the Act (as defined herein) pursuant to a Certificate of Formation, filed with the Secretary of State of the State of Delaware on June 17, 2009 and the confirmed Second Amended Joint Plan of Reorganization of Woodside Group, LLC and Affiliated Debtors (the “Plan”) in effect in the federal bankruptcy cases titled In re Woodside Group, LLC, et. al., jointly administered under Chapter 11 Case No. 6:08-bk-20682-PC, each in the United States Bankruptcy Court (the “Bankruptcy Court”) for the Central District of California, Riverside Division (collectively, the “Cases”);

WHEREAS, pursuant to the Plan, on the date hereof (the “Effective Date”), all of the existing ownership interests in Woodside Group, LLC, a Nevada limited liability company (“Woodside”), and Pleasant Hill Investments, LC, a Nevada limited liability company (“PHI”), were deemed extinguished, and the Company is deemed to own all of the ownership interests in Woodside and PHI;

WHEREAS, pursuant to the Plan, on the Effective Date, the Company is authorized and directed to issue units of the Company, representing at least 95% of the ownership interests in the Company, and secured debt obligations of the Company, to (a) the holders of Allowed Claims (as hereinafter defined) as of the Effective Date and (b) to holders of Disputed Claims (as hereinafter defined) and Estimated Claims (as hereinafter defined) as of the Effective Date whose Disputed Claims and Estimated Claims become Allowed Claims after the Effective Date;

WHEREAS, on, or as soon as practicable after, the Effective Date, the Company is issuing such secured debt obligations pursuant to, and in accordance with the terms of, the Indenture dated as of the date hereof among the Company, certain of its Subsidiaries and Wells Fargo Bank, National Association, as trustee;

WHEREAS, on, or as soon as practicable after, the Effective Date, the Company is issuing to the holders of the Allowed Claims as of the Effective Date certain Class A Units of the Company, as set forth herein;

WHEREAS, on the Effective Date, the Company is reserving for issuance certain Class B Units of the Company for issuance (a) to holders of Disputed Claims and Estimated Claims whose Disputed Claims and Estimated Claims become Allowed Claims after the Effective Date and (b) to holders of Class A Units and Class B Units as necessary to adjust their respective pro rata holdings of Units as a result of any Disputed Claims or Estimated Claims being rejected or otherwise resolved without becoming an Allowed Claim under the Plan after the Effective Date; and

WHEREAS, on the Effective Date, the Company is reserving for issuance an aggregate number of Class C Units of the Company corresponding to 5% of all outstanding Units of the Company on a fully-diluted basis for issuance to certain directors, officers and employees of the Company and its Subsidiaries as incentive equity.

AGREEMENT

NOW, THEREFORE, in order to carry out their intent as expressed above and in consideration of the mutual agreements hereinafter contained, the parties hereto hereby covenant and agree as follows:

ARTICLE 1.

DEFINITIONS

1.1       Definitions. As used in this Agreement, the following terms have the meanings set forth below, which meanings shall be applicable equally to the singular and plural of the terms defined:

“Act” means the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time.

“Actual Pro Rata Share” means, as of the Final Claim Resolution Date, for each Member holding Class A Units and/or Class B Units on the Final Claim Resolution Date, the percentage (rounded to the nearest one-hundredth of one percent) equal to (i) the Aggregate Distribution Share applicable to the Allowed Claims with respect to which the Class A Units and Class B Units held by such Member were originally issued divided by (ii) the Aggregate Distribution Share applicable to all Allowed Claims under the Plan as of the Final Claim Resolution Date.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a)       credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(b)       debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

The foregoing definition is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified, or who holds or beneficially owns ten percent (10%) or more of the equity interest in the Person specified or ten percent (10%) or more of any class of voting securities outstanding of the Person specified; provided, however, that notwithstanding the foregoing, no

Member shall be deemed to be an Affiliate of any other Member solely as a consequence of any relationship between them established hereunder; and provided further that no officer of the Company or any of its Subsidiaries shall be deemed an Affiliate of any Member as a consequence of such officer’s position in the Company or any of its Subsidiaries, as applicable.

“Aggregate Class A/B Percentage Interest” means, as of any date, 100% minus the aggregate Percentage Interests of Members holding Class C Units, in their capacity as such.

“Aggregate Distribution Share” has the meaning set forth for such term in the Plan.

“Agreement” has the meaning set forth in the Preamble, as the same may be amended from time to time.

“Allowed” has the meaning set forth for such term in the Plan.

“Allowed Claim” means any Claim that has become Allowed under the Plan, other than any such Claim that, due to the amount thereof or for any other reason, was paid in cash or other assets (other than Indenture Notes or Units).

“Amended Tag-Along Sale Notice” has the meaning set forth in Section 12.7(b).

“Amendment Date” has the meaning set forth in Section 2.4.

“Annual Financial Statements” has the meaning set forth in Section 7.5(a).

“Available Cash” means all Company cash at any given time (excluding the proceeds from Capital Contributions to be applied to Company investments), less any amounts set aside for the restoration, increase or creation of reasonable Reserves.

“Bankruptcy Code” means title 11 of the United States Code.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means the Bankruptcy Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Board” means the Board of Directors of the Company.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York City are authorized by Law or executive order to remain closed.

“Capital Account” means, with respect to any Member, the capital account established and maintained for such Member pursuant to Section 10.1.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any other property contributed to the Company with respect to the Interest of such Member. Any Capital Contributions of the Members will be listed on the attached Schedule A-2.

“Cases” has the meaning set forth in the Recitals.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on June 17, 2009, as the same may hereafter be amended from time to time.

“Chairman” shall mean the Chairman of the Board.

“Claim” means a Reorganizing Debtor Unsecured Non-Priority Claim, as such term is defined in the Plan.

“Class A Member” means a Member holding any Class A Units, in its capacity as such.

“Class A Unit” has the meaning set forth in Section 4.1.

“Class B Member” means a Member holding any Class B Units, in its capacity as such.

“Class B Unit” has the meaning set forth in Section 4.1.

“Class C Member” means a Member holding any Class C Units, in its capacity as such.

“Class C Unit” has the meaning set forth in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable Treasury Regulations. Any reference herein to a specific section or sections of the Code will be deemed to include a reference to any corresponding provision of future law.

“Company” has the meaning set forth in the Recitals.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the assets of the Company whether now owned or hereafter acquired, including the Company’s ownership interests in its Subsidiaries, and any property (real, personal, tangible or intangible) acquired in exchange therefor or in connection therewith.

“Company Minimum Gain” means partnership minimum gain (as that term is defined in Treasury Regulations Section 1.704-2(b)(2)) with respect to the Company.

“Company Sale” means any transaction or series of related transactions approved by the Board, pursuant to which any Person or group (within the meaning of the Exchange Act) (other than any Member or any of their respective Affiliates, excluding any portfolio companies of such Member) acquires (a) directly or indirectly more than 50% of the Units of the Company or more than 50% of the equity interests in Postconfirmation Woodside (whether such transaction is effected by merger, consolidation, recapitalization, sale or transfer of the Company’s or Postconfirmation Woodside’s equity or otherwise) or (b) directly or indirectly all or substantially all of the assets of the Company and its Subsidiaries.

“Compensatory Interests” has the meaning set forth in Section 7.7(a).

“Confidential Information” has the meaning set forth in Section 16.15(a).

“Control” including the correlative terms “Controlling,” “Controlled by,” and “under common Control with” refer to the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. For the purposes of the preceding sentence, control will include when a Person possesses, directly or indirectly, through one or more intermediaries (i) in the case of a corporation, more than 50% of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to more than 50% of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other Person, more than 50% of the economic or beneficial interest therein.

“Control Affiliate” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified; provided, however, that notwithstanding the foregoing, no Member shall be deemed to be a Control Affiliate of any other Member solely as a consequence of any relationship between them established hereunder; and provided further that no officer of the Company or any of its Subsidiaries shall be deemed a Control Affiliate of any Member as a consequence of such officer’s position in the Company or any of its Subsidiaries, as applicable.

“Corporation” has the meaning set forth in Section 7.9.

“Damages” has the meaning set forth in Section 15.2(b).

“D&O Indemnified Party” and “D&O Indemnified Parties” have the meanings set forth in Section 15.2(a).

“Delaware Court” has the meaning set forth in Section 16.8.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such Fiscal Year; provided, however, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation will be an amount that bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction with respect to such asset for such Fiscal Year bears to such beginning adjusted tax basis; and, provided further, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year is zero, Depreciation will be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

“Designated Competitor” means (a) any Person listed on Exhibit 3 hereto, (b) any Control Affiliate of any such Person, (c) any successor to the business of any such Person or Control Affiliate and (d) any corporation, partnership, limited liability company, firm, association or other entity in which any such Person, Control Affiliate or successor owns ten percent (10%) or more of the equity interests or ten percent (10%) or more of any class of voting securities outstanding;  provided, that the Board may amend Exhibit 3 from time to time, without requiring the consent of any Member, to add additional Persons that the Board determines in good faith to be competitors of the Company and its Subsidiaries;provided further, that the Company shall give each Member prompt written notice of any such amendment to Exhibit 3.

“Director” means an individual appointed to and serving on the Board as contemplated by the provisions of Article 5. Each Director shall be deemed a “manager” within the meaning of the Act.

“Disputed” has the meaning set forth for such term in the Plan.

“Disputed Claim” means any Claim that is Disputed under the Plan.

“Dissolution Event” has the meaning set forth in Section 13.1(a).

“Distribution Date” means the last day of each calendar quarter beginning with the calendar quarter that includes the Effective Date and ending with the calendar quarter immediately preceding the calendar quarter that includes the Final Claim Resolution Date.

“Dollars” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Drag-Along Notice” has the meaning set forth in Section 12.8(b).

“Drag-Along Right” has the meaning set forth in Section 12.8(a).

“Drag-Along Sale” has the meaning set forth in Section 12.8(a).

“Drag-Along Seller” has the meaning set forth in Section 12.8(a).

“Effective Date” has the meaning set forth in the Recitals.

“Eligible ROFR Members” has the meaning set forth in Section 12.6(a).

“Estimated” has the meaning set forth for such term in the Plan.

                  “Estimated Additional Pro Rata Share” means, as of any Distribution Date, with respect to each holder of a Disputed Claim or Estimated Claim as of the Effective Date that has become an Allowed Claim during the Quarterly Period ending on such Distribution Date, the percentage (rounded to the nearest one-hundredth of one percent) equal to (i) the Aggregate Distribution Share applicable to such holder's Disputed Claim or Estimated Claim that has become an Allowed Claim during the Quarterly Period ending on such Distribution Date divided by (ii) the sum of (A) the Aggregate Distribution Share applicable to all Allowed Claims as of the Effective Date plus (B) the Aggregate Distribution Share applicable to all Disputed Claims and Estimated Claims as of the Effective Date that have become Allowed Claims after the Effective Date and on or before such Distribution Date (including, without limitation, any Claim referred to in the foregoing clause (i)) plus (C) the Aggregate Distribution Share that would be applicable to all Disputed Claims and Estimated Claims of such Distribution Date that the Board then estimates may become Allowed Claims under the Plan if all such Disputed Claims and Estimated Claims were to become Allowed Claims.

                “Estimated Claim” means any Claim that is Estimated under the Plan.

“Estimated Initial Pro Rata Share” means, with respect to each holder of an Allowed Claim as of the Effective Date, the percentage (rounded to the nearest one-hundredth of one percent) equal to (i) the Aggregate Distribution Share applicable to such holder's Allowed Claim divided by (ii) the sum of (A) the Aggregate Distribution Share applicable to all Allowed Claims as of the Effective Date plus (B) the Aggregate Distribution Share that would be applicable to all Disputed Claims and Estimated Claims as of the Effective Date estimated to become Allowed Claims under the Plan after the Effective Date if all such Disputed Claims and Estimated Claims were to become Allowed Claims.

“Estimated Pro Rata Share” means, as of any Distribution Date, for each Member holding Class A Units and/or Class B Units on such Distribution Date, the percentage (rounded to the nearest one-hundredth of one percent) equal to (i) the Aggregate Distribution Share applicable to all Allowed Claims with respect to which the Class A Units and Class B Units held by such Member were originally issued divided by (ii) the sum of (A) the Aggregate Distribution Share applicable to all Allowed Claims under the Plan as of such Distribution Date plus (B) the Aggregate Distribution Share that would be applicable to all Disputed Claims and Estimated Claims of such Distribution Date that the Board then estimates may become Allowed Claims under the Plan if all such Disputed Claims and Estimated Claims were to become Allowed Claims.

“Exchange Act” means the United States Securities Exchange Act of 1934 (or any successor statute), as amended from time to time.

“Final Claim Resolution Date” means the date on which the Company notifies the trustee under the Indenture that all Disputed Claims and Estimated Claims which, when resolved, may become Allowed Claims, have been resolved and are no longer Disputed Claims or Estimated Claims.

“Fiscal Year” means the calendar year, or such other period for which the Board determines that it is appropriate to allocate Profits and Losses.

“Formation Date” has the meaning set forth in Section 2.4.

“GAAP” shall mean accounting principles generally accepted in the United States of America as in effect from time to time.

“Gross Asset Value” means, with respect to any asset, such asset’s adjusted basis as of the relevant date for federal income tax purposes, except as follows:

(a)       the initial Gross Asset Value of any asset other than cash contributed by a Member to the Company will be the gross fair market value of such asset, as agreed to by the contributing Member and the Board;

(b)       the Gross Asset Values of all Company assets (including intangible assets such as goodwill) immediately prior to the occurrence of any event described in subsections (i) through (v) hereof shall be adjusted to equal their respective gross fair market values, as determined by the Board, as of the following times:

(i)        the acquisition of an additional Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5);

(ii)       the distribution by the Company to a Member of more than a de minimis amount of money or Company property as consideration for an Interest in the Company;

(iii)      the issuance of an Interest in the Company (other than a de minimis Interest) as consideration for the provision of services to or for the benefit of the Company;

(iv)      the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g) and 1.704-1(b)(2)(iv)(f)(5)(ii); and

(v)       at such other times as the Board shall reasonably determine to be necessary or advisable in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2;

(c)       the Gross Asset Value of any Company asset distributed to any Member, in redemption, liquidation or otherwise, will be the gross fair market value of such asset on the date of distribution, as determined by the Board;

(d)       the Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to (a) Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and (b) subparagraph (f) of the definition of “Profits” and “Losses” or Section 10.3(e) hereof, provided, however, that Gross Asset Values will not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e)       if the Gross Asset Value of an asset has been determined or adjusted pursuant to paragraphs (a), (b) or paragraph (d) above, such Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses and other items allocated pursuant to Article 10 (and not the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for federal income tax purposes).

“Indenture” means the Indenture, dated as of the Effective Date, among the Company, as issuer, certain Subsidiaries of the Company, as guarantors, and Wells Fargo Bank, National Association, as trustee, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Indenture Notes” means the Senior Notes of the Company issued pursuant to the Indenture.

“Interest” means the interest of a Member in the Company, including, as applicable, rights to distributions (liquidating or otherwise), allocations, information, all other rights, benefits and privileges enjoyed by that Member (under the Delaware Act, the Certificate, this Agreement, or otherwise) in his or its capacity as a Member; and all obligations, duties, and liabilities imposed on that Member (under the Delaware Act, the Certificate, this Agreement, or otherwise) in his or its capacity as the holder of Units; provided, however, that such term will not include any management rights held by a Member in the capacity of a Director.

“Interested Third Party” has the meaning set forth in Section 12.6(a).

“IPO” means an initial offering of equity securities of the Company to the public pursuant to a registration statement under the Securities Act.

“IRS” means the Internal Revenue Service and any successor agency or entity thereto.

“Laws” (regardless of whether capitalized) means all applicable legal requirements, including constitutions, statutes, acts, codes, (including the Code), laws, rules, regulations, judgments, decrees, orders, ruling, proclamations, ordinances, resolutions, decisions, declarations, administrative requirements and interpretative and advisory opinions and letters of governmental authorities.

“Lien” means any lien, pledge, charge, security interest, option to purchase or otherwise acquire any interest, rejection (whether on voting, transfer or otherwise), or easement or encumbrance of any kind, whether or not filed, recorded or otherwise perfected or effective under applicable law.

“Listed Transactions” has the meaning set forth in Section 7.10.

“Maximum Class A/B Unit Amount” means 9,500,000; provided, that in the event that the Board determines that the total number of issued Class A Units and Class B Units will exceed 9,500,000 as a result of the issuance of any additional Class B Units on any Distribution Date or the Final Claim Resolution Date, the Board may increase such amount as of such Distribution Date or Final Claim Resolution Date to the estimated total number of issued Class A Units and Class B Units, but not in excess of the authorized number of Class A Units and Class B Units under Section 4.1(a).

“Maximum Class C Unit Amount” means 500,000; provided, that in the event that the Board has increased the Maximum Class A/B Unit Amount to an amount in excess of 9,500,000, the Maximum Class C Unit Amount shall be an amount equal to (a) 5% of the Maximum Class A/B Unit Amount divided by (b) 0.95.

“Maximum Unit Amount” means 10,000,000; provided, that in the event that the Board has increased the Maximum Class A/B Unit Amount to an amount in excess of 9,500,000, the Maximum Unit Amount shall be an amount equal to the sum of (a) the Maximum Class A/B Unit Amount plus (b) the Maximum Class C Unit Amount.

“Member” means any Person who executes this Agreement as of the date of this Agreement as a member, or who is hereafter admitted to the Company as a member as provided in this Agreement, in that Person’s capacity as a member of the Company, but such term does not include any Person who has ceased to be a member in the Company. For the avoidance of doubt, as of the date of this Agreement, only the Persons listed in Schedule A-1 are Members.

“Member Indemnified Party” and “Member Indemnified Parties” have the meanings set forth in Section 15.1.

“Member Minimum Gain” means “partner nonrecourse debt minimum gain” (as that term is defined in Treasury Regulations Section 1.704-2(i)(2)) with respect to the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” (as that term is defined in Treasury Regulations Section 1.704-2(b)(4)) with respect to the Company.

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” (as that term is defined in Treasury Regulations Section 1.704-2(i)(2)) with respect to the Company.

“New Units” has the meaning set forth in Section 8.1(a).

“New Units Notice” has the meaning set forth in Section 8.1(b).

“Non-Purchasing Member” has the meaning set forth in Section 12.6(d).

“Non-Subscribing Member” has the meaning set forth in Section 8.1(d).

“Options” means options for the purchase of Units issued from time to time by the Company.

“Organizational Document” means with respect to any Person: (i) in the case of a corporation, such Person’s certificate of incorporation and by-laws, and any shareholder agreement, voting trust or similar arrangement applicable to any of such Person’s authorized shares of capital stock; (ii) in the case of a limited partnership, such Person’s certificate of limited partnership, partnership agreement, voting trusts or similar arrangements applicable to any of its partnership interests; (iii) in the case of a limited liability company, such Person’s certificate of formation, articles of organization, limited liability company agreement or other document affecting the rights of holders of limited liability company interests; or (iv) in the case of any other legal entity, such Person’s organizational documents and all other documents affecting the rights of holders of equity interests in such Person.

“Percentage Interest” means:

(i)        with respect to any Member holding Class A Units or Class B Units in its capacity as such, as of any date, the Aggregate Class A/B Percentage Interest as of such date multiplied by a fraction, the numerator of which is the number of Class A Units and Class B Units held by such Member as of such date and the denominator of which is the total number of outstanding Class A Units and Class B Units as of such date; and

(ii)       with respect to any Member holding Class C Units in its capacity as such, as of any date, the number of Vested Class C Units (if any) held by such Member as of such date divided by the Maximum Unit Amount as of such date.

“Permitted Persons” has the meaning set forth in Section 7.1.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“PHI” has the meaning set forth in the Recitals.

“Plan” has the meaning set forth in the Recitals.

“Postconfirmation Woodside” means Woodside, on and after the Effective Date.

“Preemptive Right” has the meaning set forth in Section 8.1(a).

“Pro Rata Portion” means:

(a)       for purposes of Section 12.6 (with respect to the Right of First Refusal), with respect to any Eligible ROFR Member, a number of Units determined by multiplying (i) a fraction, the numerator of which is the number of Class A Units and Class B Units held by such Eligible ROFR Member and the denominator of which is the number of Class A Units and Class B Units held by all Eligible ROFR Members, by (ii) the total number of Units specified in the Third Party Offer;

(b)       for purposes of Section 12.7 (with respect to the Tag-Along Rights), with respect to each Tagging Member, a number of Units determined by multiplying (i) the number of Units that the Third Party Purchaser has agreed to purchase by (ii) a fraction, the numerator of which is the number of Units owned by such Tagging Member and the denominator of which is the aggregate number of Units held by the Selling Member and all Tagging Members; and

(c)       for purposes of Section 8.1 (with respect to Preemptive Rights), (i) with respect to any Class A Member or Class B Member, a number of New Units determined by multiplying (A) a fraction, the numerator of which is the number of Class A Units and Class B Units held by such Member and the denominator of which is the number of all outstanding Class A Units and Class B Units by (B) the product of (x) 100% minus the aggregate Percentage Interests represented by outstanding Vested Class C Units and (y) the total number of New Units being issued; and (ii) with respect to any Class C Member, a number of New Units determined by multiplying (A) a fraction, the numerator of which is the number of Vested Class C Units held by such Member and the denominator of which is 5% of the Maximum Unit Amount by (B) the product of (x) the aggregate Percentage Interests represented by outstanding Vested Class C Units and (y) the total number of New Units being issued.

“Profits” and “Losses” refer, for each Fiscal Year, an amount equal to the Company’s taxable income or loss (as the case may be) for such Fiscal Year, determined in accordance with Section 703(a) of the Code (but including in taxable income or loss, for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code), with the following adjustments:

(a)       any income of the Company exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be taken into account in computing such taxable income or loss;

(b)       any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as expenditures described in Section 705(a)(2)(B) of the Code pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition will be taken into account in computing such taxable income or loss;

(c)       in the event the Gross Asset Value of any Company asset is adjusted in accordance with paragraph (b) or paragraph (c) of the definition of “Gross Asset Value” above, the amount of such adjustment will be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(d)       gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

(e)       in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there will be taken into account Depreciation for such Fiscal Year;

(f)        to the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and will be taken into account for purposes of computing Profits or Losses; and

(g)       notwithstanding any other provision of this definition, any items that are specially allocated pursuant to this Agreement will not be taken into account in computing Profits and Losses.

The amounts of the items of Company income, gain, loss, deduction or expense available to be specially allocated pursuant to Article 10 hereof shall be determined by applying rules analogous to those set forth in paragraphs (a) through (f) of this definition of Profits and Losses.

“Proposed Rules” has the meaning set forth in Section 7.7(a).

“Proposed Transferee” has the meaning set forth in Section 16.15.

“Purchasing Member” has the meaning set forth in Section 12.6(d).

“Quarterly Period” means, with respect to any Distribution Date, the calendar quarter ending on such Distribution Date (or, in case of the initial Distribution Date, the period beginning on the day after the Effective Date and ending on such Distribution Date).

“Recapture Income” means the portion of any gain from the disposition of a Company Asset which for federal income tax purposes (a) is treated as ordinary income under Section 1245, Section 1250, or Section 1254 of the Code; (b) is “unrecaptured 1250 gain” as such term is defined in Section 1(h) of the Code; or (c) is classified as ordinary income under any other section of the Code, the amount of which portion is determined by deductions previously allowable with respect to such property.

“Regulatory Allocations” has the meaning set forth in Section 10.3(g).

“Related Person” has the meaning set forth in Section 16.19.

“Remaining New Units” has the meaning set forth in Section 8.1(d).

“Remaining Units” has the meaning set forth in Section 12.6(d).

“Reportable Transactions” has the meaning set forth in Section 7.10.

“Required Members” has the meaning set forth in Section 12.8(a).

“Reserves” means funds set aside or amounts allocated to reserves that shall be maintained in amounts deemed sufficient by the Board for working capital, to pay taxes, insurance, debt service, and other costs or expenses incident to the conduct of business by the Company as contemplated hereunder.

“Right of First Refusal” has the meaning set forth in Section 12.6(a).

“ROFR Acceptance Notice” has the meaning set forth in Section 12.6(c).

“ROFR Sale Notice” has the meaning set forth in Section 12.6(b).

“ROFR Seller” has the meaning set forth in Section 12.6(a).

“Safe Harbor Election” has the meaning set forth in Section 7.7(a).

“Securities Act” has the meaning set forth on the cover page to this Agreement.

“Significant Holder” means any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such “person” or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) that is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” shall be deemed to have “beneficial ownership” of all securities that such “person” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifteen percent (15%) or more of the outstanding Units on a fully-diluted basis (and taking into account all Units that such “person” has the right to acquire pursuant to any option right).

“Significant Holder Group” means any “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of any member of such “group” or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) that is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “group” shall be deemed to have “beneficial ownership” of all securities that such “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of fifteen percent (15%) or more of the outstanding Units on a fully-diluted basis (and taking into account all Units that such “group” has the right to acquire pursuant to any option right).

“Special Observer” has the meaning set forth in Section 5.4(c).

“Subscribing Member” has the meaning set forth in Section 8.1(d).

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

“Tag-Along Acceptance Notice” has the meaning set forth in Section 12.7(c).

“Tag-Along Right” has the meaning set forth in Section 12.7(a).

“Tag-Along Sale Date” has the meaning set forth in Section 12.7(b).

“Tag-Along Sale Notice” has the meaning set forth in Section 12.7(b).

“Tagging Member” has the meaning set forth in Section 12.7(c).

“Tax Matters Person” has the meaning set forth in Section 7.4(a).

“Tax Matters Person Indemnified Party” and “Tax Matters Person Indemnified Parties” have the meanings set forth in Section 15.3(a).

“Tax Matters Person Reimbursable Expenses” has the meaning set forth in Section 7.4(a).

“Third Party Offer” has the meaning set forth in Section 12.6(a).

“Third Party Purchaser” has the meaning set forth in Section 12.7(a).

“Third Party Terms” has the meaning set forth in Section 12.7(b).

“Transfer” means, with respect to a Member, any direct or indirect transfer, sale, pledge, hypothecation, encumbrance, assignment or other disposition of any number of the Units of such Member or the entering into of a transaction or other arrangement by a Member, which has, or is intended to have, the effect of transferring any of the economic benefits and/or risks of the ownership of Units or membership in the Company (whether voluntarily, involuntarily, by operation of law or otherwise). The terms “Transfer” and “Transferred” when used as verbs shall have their correlative meanings.

“Transfer Date” means the date of recording of a Transfer.

“Transferee” means a transferee with respect to any Transfer.

“Transferor” means any Person Transferring any Units or any interest therein.

“Treasury Regulations” means the permanent and temporary Treasury Regulations promulgated under the Code, as they may be amended and in effect from time to time (including corresponding provisions of successor Treasury Regulations).

“Undistributed Class B Make-Whole Amount” means, as of any time (the “Applicable Time”), with respect to each Class B Unit issued from time to time on any specific date, an amount equal to (a) the sum of all distributions made with respect to a Class A Unit prior to the Applicable Time minus (b) the sum of all distributions made with respect to such Class B Unit prior to the Applicable Time. All Class B Units originally issued on the same date shall have the same initial Undistributed Class B Make-Whole Amount, and Class B Units originally issued on different dates may have different initial Undistributed Class B Make-Whole Amounts. The Undistributed Class B Make-Whole Amount for any Class B Unit cannot be less than zero.

“Undistributed Income Allocation Amount” means, with respect to each Member, as of any date, an amount equal to the portion (if any) of such Member’s Capital Account as of such date that represents items previously allocated to such Member that constituted taxable income to such Member, for which no distribution of Available Cash has been made as of such date under Section 11.1, other than taxable income allocated pursuant to Section 10.2(i).

“Unit Grant Agreement” means any Unit Grant Agreement (or similar agreement) between the Company and any director, officer or employee of the Company or one of its Subsidiaries, providing for the grant, transfer or sale of Class C Units on the terms and conditions set forth therein.

“Units” has the meaning set forth in Section 4.1.

“Unvested Class C Units” means any Class C Units that are Unvested Class C Units under the terms of any Unit Grant Agreement pursuant to which such Class C Units were issued.

“Vested Class C Units” means any Class C Units that (i) are issued upon exercise of any Options for Class C Units or (ii) are Vested Class C Units under the terms of any Unit Grant Agreement pursuant to which such Class C Units were issued.

“Woodside” has the meaning set forth in the Recitals.

1.2       Terms Generally. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)       (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement and not to any particular Article, Section or other subdivision; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; and (v) the word “or” shall be disjunctive but not exclusive;

(b)       the terms defined in this Article (or elsewhere herein) include both the plural and the singular;

(c)       the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”;

(d)       references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto;

(e)       references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation;

(f)        the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party;

(g)       except as otherwise set forth herein, exhibits, schedules and annexes to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement and shall be included in the definition of “Agreement”;

(h)       whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted; and

(i)        all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE 2.

THE COMPANY AND ITS BUSINESS

2.1       Formation of the Company. The Company has been formed as a limited liability company in accordance with the terms hereof and pursuant to the Act, and each Member, by its acceptance of its Units issued hereunder and its execution and delivery of this Agreement pursuant to the Plan, agrees to be bound by the terms and conditions of this Agreement. Upon the execution and delivery of this Agreement by each Person listed on Schedule A-1 on the date hereof, each such Person is deemed admitted to the Company as a Member of the Company.

2.2       Company Name. The business of the Company shall hereafter be conducted under the name of PH Holding LLC in the State of Delaware and under such name or such assumed names as the Board deems necessary or appropriate to comply with the requirements of any other jurisdiction in which the Company may be required to qualify.

2.3       Term. The term of the Company commenced on June 17, 2009, the date the Certificate of Formation of the Company was filed with the Secretary of State of the State of Delaware, and shall continue perpetually, and the Company shall dissolve only as provided in Article 13.

2.4       Filing of Certificate of Formation and Amendments. The Certificate of Formation was filed with the Secretary of State of the State of Delaware on June 17, 2009 (the “Formation Date”), by Megan J. Lowe, as an “authorized person” within the meaning of the Act. A Certificate of Amendment to the Certificate of Formation was filed with the Secretary of State of the State of Delaware on October 16, 2009, (the “Amendment Date”).  The undersigned Members hereby approve and ratify the filing of the Certificate of Formation on the Formation Date, and the Certificate of Amendment to the Certificate of Formation on the Amendment Date, by Megan J. Lowe.  Upon such filing of the Certificate of Amendment to the Certificate of Formation, her powers as an authorized person ceased.

2.5       Business. The Company has been organized for the purpose of engaging in any lawful act or activity for which limited liability companies may be organized under the Act. The Company is empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Company.

2.6       Registered Office; Registered Agent. The name of the Company’s registered agent and address of the Company’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808.

ARTICLE 3.

MEMBERS

3.1       Members. The names of the Members of the Company, their addresses, contact information and Units held are listed on Schedule A-1. Schedule A-1 shall be amended from time to time by the Board to reflect the change in any Member’s name, address or contact information, the admission of additional Members, Transfers or the issuance of additional Units, in each case, pursuant to, and in accordance with, the terms and conditions of this Agreement, without requiring the consent of any Member.

3.2       Admission of New Members. A Person that is not a Member and that (a) proposes to acquire one or more Units by Transfer from a Member in accordance with Article 12, (b) is issued Class B Units in accordance with Section 4.1(c) or (c) is issued Class C Units in accordance with Section 4.1(d) shall be admitted as a Member only upon (i) such Transferee’s written acceptance of, and compliance with, all terms and conditions of this Agreement and delivery of an executed copy of this Agreement to the Secretary of the Company; and (ii) the recording of such Transferee’s name as a Member on the books and records of the Company.

3.3       No Resignation of Members. A Member may not resign from the Company; provided, however, that, upon a Transfer of all Units held by a Member in accordance with this Agreement, the Transferring Member shall cease to be a Member.

3.4	Authority; Obligations.

(a)       A Member (in its capacity as such) shall not participate in the control or management of the business of the Company, other than with respect to designation of Directors pursuant to Article 5 or as otherwise expressly provided for in this Agreement.

(b)       Notwithstanding Section 18-402 of the Act, except as expressly authorized in writing by the Board or this Agreement, no Member, nor any officer, employee or agent of any Member, as such, shall have the authority or power, directly or indirectly, to act as agent of the Company or any of its Subsidiaries for any purpose, or to engage in any transaction, make any commitment, enter into any contract or incur any obligation (whether as principal, surety or agent) in the name of the Company or any of its Subsidiaries, or in any other ways to bind the Company or any of its Subsidiaries or to hold itself out as acting for or on behalf of the Company or any of its Subsidiaries. A Member shall be obligated to indemnify the Company for any costs, damages or other expenses incurred by the Company or any of its Subsidiaries as a result of the unauthorized action of such Member or any officer, employee or agent of such Member. To the fullest extent permitted by law, any attempted action in contravention of this Section 3.4 shall be null and void ab initio and not binding upon the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not be responsible or liable for any indebtedness or obligation of any Member incurred or arising either before or after the Effective Date.

(c)       No Member shall have any authority to bind, to act for, to execute any document or instrument on behalf of or to assume any obligation or responsibility on behalf of, any other Member. No Member shall, by virtue of executing this Agreement, be responsible or liable for any indebtedness or obligation of any other Member incurred or arising either before or after the Effective Date.

3.5       Representations by Members. Each Member hereby represents, warrants, agrees and acknowledges to the Company, severally (as to such Member only) but not jointly, as of the date hereof (or, if applicable, the date such Member becomes a party hereto), that:

(a)       If a legal entity and not an individual, it is a corporation, limited liability company, partnership or other entity, as applicable, duly organized or formed and validly existing and in good standing under the laws of the jurisdiction of its organization or formation; it has all requisite corporate, limited liability company, partnership or other entity power and authority to enter into this Agreement, to acquire and hold its Units and to perform its obligations hereunder, and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited liability company or partnership action;

(b)       its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its Organizational Documents, or violate any statute or any order, rule or regulation of any court or governmental or regulatory agency, body or official, that would materially and adversely affect the performance of its obligations hereunder; and such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder;

(c)       there is no action, suit or proceeding pending against such Member or, to its knowledge, threatened against such Member in any court or by or before any other governmental agency or instrumentality that would prohibit its entering into, or that could materially and adversely affect its ability to perform its obligations under, this Agreement;

(d)       this Agreement is a binding agreement on the part of such Member enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar law, relating to creditors’ rights and general principles of equity; and

(e)       except as set forth in Schedule A-3 hereto, such Member owns the Units set forth opposite such Member’s name on Schedule A-1 hereto, free and clear of all Liens, and such Member has not Transferred or agreed to Transfer such Units.

Further, each Member represents, as of the date hereof (or, if applicable, the date such Member becomes a party hereto), that (i) it has read and fully understands this Agreement, (ii) information related to the Company has been made available to it, (iii) it understands and has evaluated the risks associated with acquiring its Units, (iv) it has been given an opportunity to ask questions of, and receive answers from, the Company and its representatives concerning the matters pertaining to the acquisition of its Units and has been given the opportunity to review such additional information as was necessary to evaluate the merits and risks of acquiring its Units and (v) it is acquiring its Units as a Member for its own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer all or any number of its Units, or solicit offers to buy from or otherwise approach or negotiate in respect thereof with any Person or Persons whomsoever, all or any number of its Units in any manner that would violate or cause the Company or any Member to violate this Agreement or violate applicable federal, state or foreign securities laws.

Each Member agrees and acknowledges that any breach of this Section 3.5 by any Member shall be actionable by the Company or, if any other Member actually incurs any damages of any kind or nature resulting from such breach, by such other Member in its individual capacity.

ARTICLE 4.

CAPITAL STRUCTURE

4.1	Units.

(a)       Classes of Units. Interests of Members in the Profits and Losses of the Company and the right of Members to distributions and allocations and a return of Capital Contributions and other amounts specified herein shall be evidenced by units of limited liability company interest in the Company (each a “Class A Unit”, a “Class B Unit” or a “Class C Unit” and, collectively, “Units”). The rights and privileges associated with the Units are as set forth in this Agreement.

The Company has authorized an aggregate of 20,000,000 Units, consisting of (i) _________ Class A Units, (ii) ____________ Class B Units and (iii) 1,000,000 Class C Units.1

(b)       Issuance of Class A Units. On the Effective Date, or as soon as practicable thereafter, the Company shall issue to each holder of an Allowed Claim as of the Effective Date a number of Class A Units equal to such holder’s Estimated Initial Pro Rata Share multiplied by 9,500,000, as set forth on Schedule A-1, and each such holder shall be a Class A Member as of the Effective Date upon execution and delivery to the Company of a counterpart signature page to this Agreement.

(c)       Issuance of Class B Units. As soon as practicable after each Distribution Date, the Board shall determine (w) the estimated amount of Disputed Claims and Estimated Claims as of such Distribution Date that may become Allowed Claims under the Plan, (x) the Estimated Additional Pro Rata Share for each holder of a Disputed Claim and Estimated Claim as of the Effective Date whose Disputed Claim or Estimated Claim has become an Allowed Claim during the Quarterly Period ending on such Distribution Date, (y) the Estimated Pro Rata Share for each existing Class A Member and Class B Member as of such Distribution Date and (z) the amount of any increase to the Maximum Class A/B Unit Amount. Promptly after such determinations:

(i)        the Company shall issue to each holder of a Disputed Claim or Estimated Claim as of the Effective Date whose Disputed Claim or Estimated Claim has become an Allowed Claim during the Quarterly Period ending on such Distribution Date (A) a number of Class B Units equal to such holder’s Estimated Additional Pro Rata Share multiplied by the Maximum Class A/B Unit Amount as of such Distribution Date, and such issuance shall be reflected on Schedule A-1 and such holder shall be a Class B Member as of such Distribution Date upon execution and delivery to the Company of a counterpart signature page to this Agreement (provided that if such holder was already a Class A Member or Class B Member immediately prior to such Distribution Date, such holder shall not be required to execute and deliver such counterpart signature page), and (B) to the extent of Available Cash (after taking into account any distributions required under Section 11.1(i)), as determined by the Board, any distributions to which such holder is entitled under Section 11.1(ii) with respect to such Class B Units;

(ii)       subject to clause (iii) below, in the event that either (x) during the Quarterly Period ending on such Distribution Date, any Disputed Claim or Estimated Claim has been rejected or otherwise resolved without becoming an Allowed Claim and the Estimated Pro Rata Shares of the Class A Members and Class B Members as of such Distribution Date have

_________________________

1  A total of 19,000,000 Class A Units and Class B Units will be authorized. The number of authorized Class A Units will equal the number of Class A Units issued as of the Effective Date. Class A Units will only be issued as of the Effective Date. The number of authorized Class B Units will be equal to (a) 19,000,000 minus (b) the number of authorized Class A Units. Class B Units will only be issued after the Effective Date. It is anticipated that 9,500,000 total Class A Units and Class B Units will be issued; however, an additional 9,500,000 Class B Units are being authorized to ensure that sufficient Class B Units are available in the event that the amount of Disputed Claims that become Allowed Claims exceeds estimates. Similarly, a total of 500,000 Class C Units are anticipated to be issued, but an additional 500,000 Class C Units are authorized for issuance if needed to ensure that 5% of the outstanding Units are available for issuance to management.

increased since the immediately preceding Distribution Date (or since the Effective Date, in case of the initial Distribution Date), or (y) the Board has increased the Maximum Class A/B Unit Amount as of such Distribution Date, the Company shall issue to each Class A Member and Class B Member as of such Distribution Date (other than any Class B Member who first became a Class B Member on such Distribution Date) (A) such number of additional Class B Units as is necessary to make the total number of Class A Units and Class B Units held by such Member equal to the Estimated Pro Rata Share of such Member as of such Distribution Date multiplied by the Maximum Class A/B Unit Amount as of such Distribution Date, and such issuance shall be reflected on Schedule A-1, and (B) to the extent of Available Cash (after taking into account any distributions required under Section 11.1(i)), as determined by the Board, any distributions to which such Member is entitled under Section 11.1(ii) with respect to such additional Class B Units; and

(iii)      notwithstanding the provisions of clause (ii) above, on any Distribution Date, the Board may elect to defer any issuance of additional Class B Units (and the payment of any distributions under Section 11.1(ii) with respect to such Class B Units) under clause (ii) above until the next Distribution Date or the Final Claim Resolution Date, if the Board determines that the number of additional Class B Units that would otherwise be issuable under such clause (ii) is of such a de minimis amount that it would be an administrative burden for the Company to issue such Class B Units on such Distribution Date.

In addition, in the event that on the Final Claim Resolution Date, the Actual Pro Rata Shares of the Class A Members and Class B Members as of the Final Claim Resolution Date are greater than their Estimated Pro Rata Shares as of the immediately preceding Distribution Date (or as of the Effective Date, in case the Final Claim Resolution Date precedes the initial Distribution Date), then on or before the last day of the next month that commences after the Final Claim Resolution Date, the Company shall issue to each Class A Member and Class B Member as of the Final Claim Resolution Date (A) such number of additional Class B Units as is necessary to make the total number of Class A Units and Class B Units held by such Member equal to the Actual Pro Rata Share of such Member as of the Final Claim Resolution Date multiplied by the Maximum Class A/B Amount as of the Final Claim Resolution Date, and such issuance shall be reflected on Schedule A-1, and (B) to the extent of Available Cash (after taking into account any distributions required under Section 11.1(i)), as determined by the Board, any distributions to which such Member is entitled under Section 11.1(ii) with respect to such additional Class B Units.

For the avoidance of doubt, (x) any Class B Units issued from time to time after the Effective Date shall dilute the Class A Units and any previously issued Class B Units and (y) a Class A Member may also be a Class B Member. The Members agree that the intention of the parties hereto in creating Class A Units and Class B Units is to create two classes of limited liability company interests in the Company that have substantially identical rights and obligations to share in the Profits and Losses of the Company as though all such Units were issued on the Effective Date, but that are being issued at different times (the Class A Units on the Effective Date and the Class B Units after the Effective Date) to correspond to the timing of determinations of whether Claims are Allowed under the Plan.

(d)       Issuance of Class C Units. On the Effective Date, the Company is reserving an aggregate of 500,000 Class C Units for issuance to directors, officers and employees of the Company and its Subsidiaries from time to time (i) pursuant to the exercise of Options issued to such persons and/or (ii) as profits interests pursuant to Unit Grant Agreements, in each case upon such terms as are approved by the Board; provided, that in the event that the Maximum Class A/B Unit Amount is increased above 9,500,000, such number of reserved Class C Units shall automatically increase to equal the Maximum Class C Unit Amount. Each Option, if any, shall specify any vesting terms. Each Unit Grant Agreement, if any, shall specify whether the Class C Units issued pursuant thereto are initially Vested Class C Units or Unvested Class C Units, and the terms upon which any Unvested Class C Units may become Vested Class C Units. Allocations and distributions on Class C Units will only be made to Vested Class C Units. Under the terms of this Agreement, the issuance of any Class B Units after the Effective Date will not dilute the Percentage Interest represented by any Vested Class C Units.

(e)       Holders of Both Allowed Claims and Disputed Claims or Estimated Claims.  Notwithstanding anything herein to the contrary, unless otherwise determined by the Board, in its sole and absolute discretion, no distribution of Class A Units or Class B Units and no distribution under Section 11.1(ii) shall be made to any Person that holds both an Allowed Claim and a Disputed Claim or an Estimated Claim until the next distribution of Class B Units under Section 4.1(c) following the resolution of such Person's Disputed Claim or Estimated Claim by settlement or Final Order (as such term is defined in the Plan) and for purposes of such distribution under Section 4.1(c), all of such Person's Allowed Claims as of the Distribution Date applicable to such distribution shall be deemed to have become Allowed Claims during the Quarterly Period ending on such Distribution Date.

(f)       Rounding of Units. Unless otherwise determined by the Board, all Units shall be issued in amounts rounded to the nearest one-hundredth of a Unit.

(g)        Options, Rights and Convertible Securities. Other than as set forth in this Section 4.1 and as set forth in Section 8.1 hereof, as of the Effective Date, there are no outstanding rights (pre-emptive or other) or options to subscribe for or purchase from the Company, and no warrants or other agreements providing for or requiring the Company to issue, any Units or any other equity interests of the Company or any of its Subsidiaries, or any securities convertible into or exchangeable for Units or any such other equity interests, in each case, to which the Company is a party.

4.2       Issuances of Additional Units. Other than as set forth in Sections 4.1(b), (c) and (d), or as approved by the Board in accordance with Section 5.3, no additional Units shall be authorized or issued.

4.3	Register; No Certificates.

(a)       The Company shall maintain a register indicating: (i) with respect to each issuance of Units, the date of such issuance, the number and class of Units issued and the Member to whom such Units were issued and (ii) with respect to each Transfer permitted under this Agreement, the date of such Transfer, the number and class of Units Transferred and the identity of the Transferor and Transferee(s) of such Units.

(b)       Unless the Board determines otherwise, the Company will not issue certificates representing the Units.

4.4       Nonvoting Equity Securities. The Company shall not issue any nonvoting equity securities to the extent prohibited by section 1123(a)(6) of the Bankruptcy Code as in effect on the date the Certificate of Formation is filed with the Secretary of State for the State of Delaware; provided, however, that this Section 4.4 (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code, (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the

Company, and (iii) in all events may be amended or eliminated in accordance with such applicable law as from time to time may be in effect.

4.5       Redemptions. In the event that the Company redeems any Units, the Company shall redeem Class A Units and Class B Units on a pro rata basis.

ARTICLE 5.

MANAGEMENT

5.1       Management Generally. Except as otherwise expressly set forth herein, the Board shall have full, exclusive and complete discretion to manage and control the business and affairs of the Company, to make all decisions affecting the business and affairs of the Company and to take all such actions as it deems necessary or appropriate to accomplish the purposes and direct the actions of the Company.

5.2	Election of Board and Qualification.
(a)	Board of Directors.

(i)        The number of Directors shall be five (5) or such other number as shall be fixed from time to time by the Members holding not less than a majority of the outstanding Units, acting by written consent or by vote at a duly convened meeting of Members. The Members holding not less than a majority of the outstanding Units, acting by written consent or by vote at a duly convened meeting of Members, shall be entitled to designate four (4) Directors (the “Designated Directors”). The Chief Executive Officer of Postconfirmation Woodside, or other officer of Postconfirmation Woodside selected by the Members holding not less than a majority of the outstanding Units, acting by written consent or by vote at a duly convened meeting of Members, shall also serve as a Director (the “Executive Director”).

(ii)       Each Director shall have one (1) vote. The Chairman shall preside at all meetings of Members and of the Board. The Chairman, in his or her capacity as such, shall not be deemed an officer of the Company.

(iii)      The initial Directors and Chairman are as set forth on Exhibit 1 hereto. Each Director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

(b)       Compensation of Board Members. Independent Directors, if any, shall receive such compensation, if any, for their services as determined by the Board. Upon presentation of vouchers and similar receipts to the Company, Directors shall be entitled to receive reimbursement for all reasonable out-of-pocket business expenses incurred in the performance of his or her duties for the Company. Nothing contained in this Agreement shall be construed to preclude any

Director from serving the Company or any of its Affiliates in any other capacity and receiving compensation for such service.

(c)       Resignation. Any Director may resign at any time by delivering his or her written resignation to the Board, such resignation to specify whether it will be effective at a particular time, upon receipt or at the pleasure of the Board. If no such specification is made, it shall be deemed effective at the pleasure of the Board.

(d)       Removal. Any Designated Director may be removed from office at any time, with or without cause, by the Members holding not less than a majority of the outstanding Units, acting by written consent or by vote at a duly convened meeting of Members. The Executive Director may be removed from office at any time, with or without cause, by the approval of a majority of the members of the Board, subject to any employment agreement entered into by the Company and/or any of its Subsidiaries and the Executive Director.

(e)       Vacancies. Any vacancy on the Board resulting from the removal of a Designated Director by the Members in accordance with Section 5.2(d), or resignation, retirement or death of any Designated Director, or increase in the size of the Board pursuant to Section 5.2(a)(i), shall be filled only by the Members holding not less than a majority of the outstanding Units, acting by written consent or by vote at a duly convened meeting of Members.

5.3	Approval of Certain Activities.

(a)       Actions Requiring Board Approval. Unless otherwise expressly set forth herein, including Section 5.8 and Section 15.2, all matters submitted to a vote of the Board require the approval of not less than a majority of the members of the entire Board. Without limiting the generality of the foregoing, subject to any additional approvals otherwise required hereby, the Company shall not, and shall not permit any of its Subsidiaries to, take any of the following actions without the approval of the Board:

(i)        the appointment, re-appointment or removal of any officers or managers of the Company or any of its Subsidiaries;

(ii)       the approval of each proposed budget and business plan, and any amendments thereto;

(iii)      the approval of any expenditure of the Company or any of its Subsidiaries that is not included in a budget previously approved by the Board;

(iv)      the commencement of any litigation, arbitration or mediation proceeding against another Person (or series of related proceedings of these types) by the Company or any of its Subsidiaries or settlement of any legal claims (whether in litigation, arbitration or mediation) against or by the Company or any of its Subsidiaries, in each case with respect to an amount in excess of $250,000;

(v)       the retention or dismissal of outside auditors of the Company or any of its Subsidiaries;

(vi)      transactions between the Company or any of its Subsidiaries, on the one part, and, on the other part, (A) any Member or Affiliate of a Member (other than pursuant to the Indenture and any other transaction expressly permitted thereunder); provided, however, that no such approval shall be required in respect of transactions in the ordinary course of business that are negotiated at arm’s length (unless such approval is otherwise required hereunder) or (B) any Director or officer of the Company or director or officer of any of the Company’s Subsidiaries or any Affiliate of a Director or officer of the Company or director or officer of any of the Company’s Subsidiaries (other than (i) transactions between the Company and a Director expressly contemplated by this Agreement and (ii) ordinary course arm’s length employment arrangements not otherwise covered by clause (xvii) of this Section 5.3(a)); provided, however, that in the case of transactions within any of the foregoing categories in this clause (vi), no such approval shall be required in respect of transactions among any of the Company and its Subsidiaries; provided, further, that in the case of transactions within any of the foregoing categories in this clause (vi), Board approval shall be by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a majority of the entire Board;

(vii)     the establishment or amendment of material accounting policies of the Company or any of its Subsidiaries, including the Fiscal Year;

(viii)    any distributions to Members in respect of their Units other than as required pursuant to Section 11.2 and Section 13.3;

(ix)      (A) any disposal (including by merger, consolidation, sale or otherwise) of any material Company Assets or any material assets of any of the Company’s Subsidiaries or (B) any Company Sale, recapitalization, merger, business combination, consolidation, exchange or other similar reorganization involving the Company or any of its Subsidiaries, including any Drag-Along Sale;

(x)       the adoption of any new, replacement or substitute Organizational Documents of the Company or any of its Subsidiaries or any amendment thereto, other than (A) amendments to this Agreement that require approval of the Members pursuant to Section 14.1 and (B) any amendments that are ministerial in nature;

(xi)      the engagement by the Company or any of its Subsidiaries in any new line of business;

(xii)     any incurrence (or related incurrences) of indebtedness (including any capital leases) by the Company or any of its Subsidiaries or any guarantee made by the Company or any of its Subsidiaries, in each case for an amount in excess of $250,000, and any amendment, modification, or extension of, or suspension of performance under any agreement documenting the foregoing;

(xiii)    any grant of any security interest in any of the assets of the Company or any of its Subsidiaries, other than (A) grants of security interests required under the terms of the Indenture and (B) grants of purchase money security interests and security interests in equipment and other leased assets in the ordinary course of business;

(xiv)    subject to the adoption of any necessary amendment to this Agreement, any authorization or issuance of (A) Units (or other equity interests in the Company or any of its Subsidiaries), except for the initial issuance of Class A Units pursuant to Section 4.1(b), (B) rights or warrants or Options to acquire Units (or other equity interests in the Company or any of its Subsidiaries) or (C) any security or instrument convertible into or exchangeable for Units (or other equity interests in the Company or any of its Subsidiaries);

(xv)     the redemption or buyback of any Units or other equity interests in the Company or any of its Subsidiaries, or any options to subscribe for or securities convertible into or exchangeable for such Units or equity interests, other than in connection with a buyback that is required by any Unit Grant Agreements, Options or management incentive plan approved by the Board;

(xvi)    any variation, creation, increase, reorganization, consolidation, sub-division, conversion, reduction, redesignation or other alteration of the authorized or issued Units or other equity interests in the Company or any of its Subsidiaries (or any options to subscribe for or securities convertible into or exchangeable for such Units or equity interests);

(xvii)   the hiring, termination or change in the terms of employment of officers or managers of the Company or any of its Subsidiaries with an aggregate compensation in excess of $200,000 per annum;

(xviii)  entering into any agreement, contract, commitment, undertaking or expenditure (or related agreements, contracts, commitments, undertakings or expenditures), other than in the ordinary course of business, involving, in each case (without duplication), any amount in excess of $1,000,000, or any amendment, modification or extension of or suspension of performance under any such agreement, contract, commitment, undertaking or expenditure;

(xix)    any acquisition by the Company or any of its Subsidiaries of an interest in any Person or the acquisition of a material portion of the assets or business of any Person or any division or line of business thereof;

(xx)     the commencement of any Bankruptcy Event with respect to the Company or any of its Subsidiaries;

(xxi)    the approval by the Company, for itself or with respect to any of its Subsidiaries, of any action by any of its Subsidiaries as to which approval of the Company, in its capacity as stockholder, member or partner of such Subsidiary, is required or requested pursuant to the Organizational Documents of such Subsidiary;

(xxii)	the formation of any Subsidiary;

(xxiii)  the adoption of any management incentive plan for employees of the Company or any of its Subsidiaries;

(xxiv)  the granting of any approval or the making of any determination, as the case may be, to the extent provided in Sections 5.4(b), 7.3, 7.5(a), 7.8, 7.9, 14.1, 15.2(d) or 16.15 hereof or any other section hereof that states that approval of the Board is required;

(xxv)	the designation or removal of the Executive Director; and

(xxvi)  the entering into any contract, commitment or binding arrangement to take any of the foregoing actions.

(b)       No Further Approval Required for the Plan. Notwithstanding any other provision of this Agreement, the Company is hereby authorized and no approval of the Board, the Members or any other Person shall be required by the Company in order for the Company and its Subsidiaries to implement the Plan and to perform, engage in, enter into, execute and deliver or undertake the Indenture pursuant to the Plan and any other agreement or matter relating to or contemplated thereby or by (or for the Company to cause any of its Subsidiaries to perform, engage in, enter into, execute and deliver or undertake any agreement, action or matter relating to or contemplated thereby or by):

(i)        the initial formation of the Company, the issuance and reservation of the Units to be issued and reserved on the Effective Date (or as soon as practicable thereafter) in accordance with Section 4.1(b) and the establishment of the Company’s and its Subsidiaries’ banking accounts; and

(ii)       the issuance of the Restructured Debt (as defined in the Plan) by the Company in accordance with the Plan and the Indenture.

Joel Shine, as the initial Chief Executive Officer of the Company, is hereby authorized to execute and deliver the Indenture, to the extent not previously executed or delivered, and any and all agreements, certificates and other documents relating to the foregoing, on behalf, and in the name, of the Company.

5.4	Board Meetings.

(a)       Regular and Special Meetings. The Board shall be entitled to schedule regularly scheduled meetings. The initial schedule for such meetings will be determined by the initial Board once it has been constituted in accordance with the terms and conditions of this Agreement. Regularly scheduled meetings of the Board may be held without prior notice, at such time, date and place, within or outside the State of Delaware, as the Board or the Chairman may from time to time decide. Special meetings of the Board may be called, in writing, on at least forty-eight (48) hours’ notice, designating the time, date, place and purpose thereof, by no fewer than two (2) Designated Directors. Directors may participate in meetings of the Board by means of conference telephone or other communications equipment, provided that all Directors participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(b)       Observer. Each Designated Director shall have the right to have one observer at each meeting of the Board (an “Observer”) who shall be entitled to attend meetings in a non-voting, observer capacity. The Company shall provide to the Observer concurrently with the Board and in the same manner, notice of any and all meetings of the Board and copies of all materials provided to the Board, provided, however, that the Board shall have the right to exclude any Observer from portions of meetings of the Board or not provide any Observer with certain information if such members of the Board believe in good faith that such exclusion or omission is in the best interest of the Company.

(c)       Special Observer. JPMorgan Chase Bank, N.A. shall have the right to have one observer at each meeting of the Board (the “Special Observer”) who shall be entitled to attend meetings in a non-voting, observer capacity; provided, that (i) such right shall be non-assignable, except that it shall continue as to any successor to JPMorgan Chase Bank, N.A. by merger or operation of law, and (ii) such right shall terminate in the event that JPMorgan Chase Bank, N.A. (or any of its Control Affiliates) ceases to own any Units.  The Company shall provide to the Special Observer concurrently with the Board and in the same manner, notice of any and all meetings of the Board and copies of all materials provided to the Board, provided, however, that the Board shall have the right to exclude the Special Observer from portions of meetings of the Board or not provide the Special Observer with certain information if such members of the Board believe in good faith that such exclusion or omission is in the best interest of the Company.

5.5       Notice of Board Meetings. Notice of the time, date, purpose and place of all special meetings of the Board shall be given to each Director by the Chairman or the Secretary of the Company. Notice need not be given to any Director if: (i) action is taken under Section 5.7; (ii) a written waiver of notice is executed before or after the meeting by such Director; or (iii) such Director attends the meeting in question, unless such attendance was for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened. A notice or waiver of notice of a meeting of the Board need not specify the purposes of the meeting.

5.6       Quorum for Board Meetings. At any meeting of the Board, a majority of the entire Board shall constitute a quorum. If there is less than a quorum at any meeting of the Board, such Directors present at the meeting shall adjourn the meeting from time to time for such period of time as may be approved by a majority of the votes present and shall cause notice of such adjournment to be delivered to all of the Directors who were absent from the adjourned meeting.

5.7       Action by Consent of Directors. Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if the Directors having the voting power to approve such action consent thereto in writing and file such writing with the records of the meetings of the Board. Such consent shall be treated as a vote of the Board. Prompt notice of the taking of the action without a meeting of the Board shall be given to those Directors who have not consented, if any, but the failure to give such notice shall not affect in any manner the validity or effectiveness of the consent given.

5.8       Interested Directors. No contract or transaction between the Company and one or more of its Directors or officers, or between the Company and any other Person in which one or more of its Directors or officers serve as directors, officers, trustees, employees or in a similar capacity or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or officer is present at or participates in the meeting of the Board or committee thereof which authorizes the contract or transaction, or solely because the Directors’ votes are counted for such purpose, if in addition to any approval required by Section 5.3(a)(vi): (i) the material facts as to the Directors’ or officers’ relationship or interest and as to the contract or transaction are disclosed or are known to the Board, and the Board in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested Directors, even though the disinterested Directors be less than a majority of the entire Board, or (ii) the contract or transaction is negotiated on an arms-length basis as of the time it is authorized, approved or ratified, by the Board or a committee thereof.

5.9       D&O Insurance. The Company shall maintain customary directors’ and officers’ liability insurance coverage for the benefit of Directors, authorized persons and officers of the Company and directors and officers of the Company’s Subsidiaries.

ARTICLE 6.

OFFICERS

6.1       Enumeration. The officers of the Company shall initially consist of a Chief Executive Officer and President and a Secretary and such other officers that the Board may, from time to time, determine. The initial officers are set forth on Exhibit 2 hereto.

6.2       Tenure. Except as otherwise provided by the Act or by this Agreement, each of the officers of the Company shall hold his or her office until his or her successor is elected and qualified or until his or her earlier death, disability, resignation or removal. Any officer may resign by delivering his or her written resignation to the Company, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event, in which case such officer’s resignation shall be effective as of such time or upon the happening of such event.

6.3       Removal. The Board may remove any officer with or without cause at any time, subject to the terms of any employment agreement entered into with such officer.

6.4       Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board.

6.5       Other Powers and Duties. Subject to this Agreement, each officer of the Company shall have in addition to any duties and powers specifically set forth in this Agreement, such duties and powers as are customarily incident to his or her office in a Delaware corporation, and such duties and powers as may be delegated from time to time by the Board.

ARTICLE 7.

RIGHTS AND DUTIES OF MEMBERS; TAX MATTERS

7.1       Other Activities of the Members. Notwithstanding any duty otherwise existing at law or in equity but subject to Section 5.3(a)(vi), each Member and its respective Affiliates (collectively, the “Permitted Persons”) may have any other business interests and may engage or invest in any other business or trade, profession or employment whatsoever, on its own account, or in partnership with, or as an employee, officer, advisor, director, stockholder or in any other capacity as a representative of any other Person, and no Permitted Person shall be required to devote its or his entire time to the business of the Company. Without limiting the generality of the foregoing, each Permitted Person may, directly or indirectly, (i) engage or invest in the same or similar activities or lines of business as the Company (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company or any of its Subsidiaries) or develop or market any products or services (including, without limitation, any products or services that are the same as or similar to those pursued by, or competitive with, the Company or any of its Subsidiaries); (ii) do business with any client or customer of the Company; and (iii) hold beneficially or own any ownership interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company. Neither the Company nor any Member nor any Affiliate thereof by virtue of this Agreement shall have any rights in and to any Permitted Person’s independent venture or the income or profits derived therefrom, regardless of whether such venture was presented to a Permitted Person as a direct or indirect result of his, her or its connection with the Company. No Permitted Person shall have any obligation to present any business opportunity to the Company, even if the opportunity is one that the Company might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no Permitted Person shall be liable to the Company or any Member (or any Affiliate thereof) for breach of any fiduciary or other duty, as a Member or otherwise, by reason of the fact that a Permitted Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company. To the fullest extent permitted by law, each Member and its Affiliates shall not be liable to the Company, any Member or any of their respective Affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 7.1 or such Member’s or its Affiliates’ participation therein.

7.2       Compensation of Members and their Affiliates. Except as provided in Sections 15.1 and 15.3, no Member, nor any of its respective Affiliates, shall be entitled to compensation from the Company in connection with any matter that may be undertaken in connection with the fulfillment of its duties and responsibilities as a Member hereunder.

7.3       Dealing with Members. Subject to Section 5.3(a)(vi), the fact that a Member, an Affiliate of a Member, or any officer, director, employee, partner, consultant or agent of a Member, is directly or indirectly interested in or connected with any Person employed by the Company to render or perform a service, or from or to whom the Company may buy or sell any property or have other business dealings, shall not prohibit a Member or the Company from employing such Person or from dealing with him or it on customary arm’s length terms and at competitive arm’s length rates of compensation, and neither the Company nor any of the other Members shall have any right in or to any income or profits derived therefrom by reason of this Agreement. Notwithstanding the foregoing, each Member agrees that it shall not, and it shall cause its Affiliates to not, without approval of the Board, directly or indirectly, solicit to employ any key personnel of the Company or its Subsidiaries; provided, however, that each Member and its Affiliates may engage in general solicitations for employees in the ordinary course of business.

7.4	Designation of Tax Matters Person.

(a)       _____________________ shall act as the initial “tax matters partner” of the Company, as provided in Code Section 6231(a)(7) and the Treasury Regulations thereunder (the “Tax Matters Person”), subject to replacement by the Board. Each Member hereby approves of such designation, agrees and acknowledges that the Tax Matters Person may engage such professional advisors as it may deem appropriate in carrying out its duties as Tax Matters Person, and agrees to execute such documents as may reasonably be necessary or appropriate to evidence such approval. The Tax Matters Person will take no action without the authorization of the Board, other than such action as may be required by law, and will take such actions as the Board may authorize and direct. The Company shall reimburse the Tax Matters Person for all reasonable out-of-pocket expenses incurred by the Tax Matters Person, including reasonable fees of any professionals or attorneys, in carrying out its duties as Tax Matters Person (such expenses, “Tax Matters Person Reimbursable Expenses”). The Tax Matters Person will not enter into any extension of the period of limitations for making assessments on behalf of the Members without first obtaining the consent of the Board. The Tax Matters Person will not bind any Member to a settlement agreement without obtaining the consent of such Member.

(b)       To the extent the Company first fails to indemnify the Tax Matters Person fully on demand in accordance with Sections 15.1 and 15.3, each of the Members agrees to indemnify the Tax Matters Person for any claims made against it in its capacity as the Tax Matters Person in accordance with Sections 15.1 and 15.3.

7.5	Reports to Members.

(a)       Annual Financial Statements. The Company shall use commercially reasonable efforts to send to each Member, within one-hundred-fifty (150) days after the end of the Fiscal Year of the Company ended December 31, 2009, and within one-hundred-twenty (120) days after the end of each other Fiscal Year of the Company, the following audited financial statements, prepared in accordance with GAAP (the “Annual Financial Statements”):

(i) (ii) (iii) (iv) (v)

a consolidated balance sheet of the Company and its Subsidiaries as at the end of such year;

a consolidated statement of income of the Company and its Subsidiaries for such year;

a consolidated statement of cash flows of the Company and its Subsidiaries for such year;

a statement of changes in Members’ Capital Accounts for such year; and

notes to the audited financial statements.

The Board shall use commercially reasonable efforts to cause an audit of the Annual Financial Statements to be made by the Company’s independent public accountants. The Board will select an internationally recognized independent public accounting firm on behalf of the Company to perform such audit. Upon a reasonable request of a Member, the Board will use its reasonable efforts to provide such other additional information relating directly to the requesting Member’s interest in the Company as described in Section 18-305 of the Act, subject to Section 16.15; provided that, for the avoidance of doubt, the Board may restrict disclosure of information to Members to address confidentiality concerns and/or if the Board in good faith believes such disclosure would not be in the best interests of the Company and the Board may impose other reasonable restrictions in connection with such disclosure.

(b)       Quarterly Financial Statements. The Company shall use commercially reasonable efforts to send to each Member, within seventy-five (75) days after the end of the fiscal quarter of the Company ending March 31, 2010, and within forty-five (45) days after the end of each subsequent fiscal quarter of the Company, the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter, and the related consolidated statements of income, retained earnings, members’ equity and changes in financial position of the Company and its Subsidiaries, prepared in accordance with GAAP applicable to interim financial statements generally, together with all related notes and schedules thereto and statement of changes in Capital Account balances for the Company with respect to such period and the fiscal year to date.

(c)       Tax Information. The Company shall use commercially reasonable efforts to send to each Member (i) within one-hundred twenty (120) days after the end of each Fiscal Year of the Company (or, if applicable, one-hundred-fifty (150) days after the end of the Fiscal Year of the Company ended December 31, 2009), or, if later, when such information is available, a report that shall include all necessary information required by each Member for preparation of its federal, state and local income or franchise tax or information returns, including each Member’s pro rata share of Profits, Losses and any other items of income, gain, loss and deduction for such Fiscal Year and (ii) a copy of the Company’s federal, state and local income tax or information returns for such Fiscal Year, promptly after the filing of such returns.

7.6       Tax Returns and Elections. The Company will cause to be prepared and filed all necessary federal and state income tax returns for the Company. Each Member will furnish to the persons designated for such purposes by the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s income tax return to be filed. The Board will cause the Company to make the following elections on the appropriate tax returns:

(a)	to adopt the Fiscal Year as the Company’s fiscal year;

(b)       to adopt the accrual or cash method of accounting as required by the Code (and will keep the Company’s books and records on that method);

(c)       if a distribution of Company property as described in Section 734 of the Code occurs or if a transfer of an Interest as described in Section 743 of the Code occurs, on written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties; provided, that no election will be made under this Section 7.6(c) without the approval of the Board;

(d)       to elect to deduct to the extent permitted or amortize the organization expenses of the Company and the startup expenditures of the Company under Section 195 of the Code ratably over a period of 180 months as permitted by Sections 195(b) and 709(b), respectively, of the Code; and

(e)       any other election the Board may deem appropriate and in the best interests of the Members.

7.7	Safe Harbor Election and Forfeiture Allocations.

(a)       The Tax Matters Person is hereby authorized and directed to cause the Company to make an election to value all Interests in the Company transferred as compensation for services

(“Compensatory Interests”) at liquidation value (the “Safe Harbor Election”), as the same may be permitted pursuant to or in accordance with the finally promulgated successor rules to Proposed Treasury Regulations Section 1.83-3(l) and Internal Revenue Service Notice 2005-43 (collectively, the “Proposed Rules”). The Company shall make any allocations of items of income, gain, deduction, loss or credit (including elections as to allocation periods) necessary or appropriate to effectuate and maintain the Safe Harbor Election.

(b)       Any such Safe Harbor Election shall be binding on the Company and on all of its Members with respect to all transfers of Compensatory Interests thereafter made by the Company while a Safe Harbor Election is in effect. Unless required by the Proposed Rules or any other applicable rule, a Safe Harbor Election once made may be revoked only by unanimous consent of the Members.

(c)       Each Member, by signing this Agreement or by accepting such transfer, hereby agrees to comply with all requirements of the Safe Harbor Election with respect to the Compensatory Interests while the Safe Harbor Election remains effective. The Company shall file all returns, reports and other documentation as may be required to perfect and maintain the Safe Harbor Election with respect to transfers of the Compensatory Interests. Each Member agrees to cooperate with the Tax Matters Person to perfect and maintain any Safe Harbor Election, and to timely execute and deliver any documentation with respect thereto reasonably requested by the Tax Matters Person, and no transfer, assignment or other disposition of any Interest shall be effective unless prior to such transfer, assignment or disposition the transferee, assignee or intended recipient of such Interest shall have agreed in writing to be bound by the provisions of this Section 7.7 in form satisfactory to the Tax Matters Person.

(d)       The Tax Matters Person is hereby authorized and empowered, without further vote or action of the Members, to amend this Agreement as necessary to comply with the Proposed Rules or any rule, in order to provide for a Safe Harbor Election and the ability to maintain the same, and shall have the authority to execute any such amendment by and on behalf of each Member. Any undertakings by the Members necessary to enable or preserve a Safe Harbor Election may be reflected in such amendments and to the extent so reflected in such amendments shall be binding on each Member, respectively, provided, that such amendments are not reasonably likely to have a material adverse effect on the rights and obligations of those Members.

7.8       Election to be Treated as a Corporation. The Board may cause the Company to (i) make an election to be treated as a corporation for United States federal income tax purposes, pursuant to Treasury Regulation Section 301.7701-3(c), and for all applicable state and local tax purposes or (ii) convert into a corporation by filing a certificate of conversion with the requisite Secretary of State, in each case to be effective after the Effective Date. By acceptance of its Units in the Company, each Member hereby agrees and shall be required to cooperate fully with any such election or conversion, including through the execution of any necessary or appropriate documents or forms. At any time after any such election or conversion, or at any time after the conversion described in Section 7.9, the holder(s) of all of the outstanding equity interests of any Member that is an entity treated as a corporation for U.S. federal income tax purposes shall have the right to merge such corporation with and into the Company, or exchange the equity interests of such corporation for stock or units, as the case may be, of the Company, in each case for a number of shares or units, as the case may be, in the Company equal to the number of Company shares or units, as the case may be, owned by such corporation, provided in each case that at the time of such merger or exchange such corporation has no material assets other than equity interests in the Company and has no liabilities.

7.9       Cooperation with Conversion to Corporation. The Members acknowledge that the Company may convert into a corporate form or otherwise undergo a recapitalization effected by means of a merger or otherwise, including without limitation, in advance of, and to facilitate, an IPO. The Board may at any time and from time to time determine to require or effect a Transfer of all of the Units, or assets of the Company, to a corporation to be formed for the purpose of conducting the business of the Company and/or effecting an IPO (the “Corporation”), and in connection with such Transfer all the Units of the Company shall be converted into or exchanged for shares of common stock of the Corporation, on the basis of one share for each Class A Unit and one share for each Class B Unit, and an appropriate basis for Class C Units as determined by the Board. By acceptance of its Units in the Company, each Member hereby agrees and shall be required to cooperate fully with any such conversion, including through the execution of any necessary or appropriate documents or forms. In the event that there is an IPO, the Company shall grant the Members demand and/or piggyback registration rights as are customary in transactions of this type, taking into account each Member’s holdings.

7.10      Listed Transactions; Reportable Transactions.  The Company will use reasonable best efforts to prevent the Company from engaging, directly or indirectly, in a transaction that is a “listed transaction” as defined in Treas. Regs. § 1.6011-4(b)(2) or successor provision (a “Listed Transaction”).  If the Company reasonably determines that it has or has likely engaged in a Listed Transaction, it will promptly notify each Member of such determination.  The Company acknowledges that it will comply in a timely manner with all obligations imposed on it by the Code and Treasury Regulations in respect to “reportable transactions” as defined in Treasury Regulation § 1.6011-4 or successor provision (“Reportable Transactions”), and will promptly furnish to each Member all information relating to Reportable Transactions which the Member would need in order to comply with requirements under the Code and applicable regulations.

ARTICLE 8.

PREEMPTIVE RIGHTS

8.1	Preemptive Rights.

(a)       The Company hereby grants to each Member the right to purchase, in accordance with the procedures set forth in this Section 8.1, such Member’s Pro Rata Portion of any New Units which the Company may, from time to time, propose to sell and issue (hereinafter referred to as the “Preemptive Right”). As used herein, “New Units” shall mean Units or other equity securities of the Company, whether now or hereinafter authorized, any rights, options or warrants to purchase Units and any securities of any kind whatsoever that are, or may become, convertible into or exchangeable for such Units or other equity securities of the Company; provided, that the term “New Units” shall not include the issuance of Units or other equity securities (i) in connection with any merger, consolidation, acquisition, or other distribution or any similar transaction or any reorganization or recapitalization in each case when Units are issued for or in respect of previously outstanding Units; (ii) as consideration to the selling Persons in connection with the acquisition of another Person by the Company (including issuances to management of such Person in connection therewith); (iii) in any public offering; (iv) to employees, officers, independent directors or consultants of the Company or any of its Subsidiaries for compensation for services; (v) to any debt holders of the Company in connection with debt financing transactions; or (vi) pursuant to Sections 4.1(b), (c) and (d) hereof.

(b)       In the event that the Company proposes to issue and sell New Units, the Company shall notify each Member in writing with respect to the proposed New Units to be issued (the “New Units Notice”). Each New Units Notice shall set forth: (i) the number of New Units proposed to be issued by the Company and their purchase price; (ii) such Member’s Pro Rata

Portion of New Units, as applicable, and (iii) any other material term, including, if known, the expected date of consummation of the purchase and sale of the New Units.

(c)       Each Member shall be entitled to exercise its right to purchase such New Units by delivering an irrevocable written notice to the Company within thirty (30) days from the date of receipt of any such New Units Notice specifying the number of New Units to be subscribed, which in any event can be no greater than the total of such Member’s Pro Rata Portion of such New Units, as applicable, at the price and on the terms and conditions specified in the New Units Notice.

(d)       Each Member exercising its right to purchase its entire Pro Rata Portion of New Units being issued (each, a “Subscribing Member”) shall have a right of over-allotment such that if any other Member fails to exercise its Preemptive Right to purchase its entire Pro Rata Portion of New Units (each, a “Non-Subscribing Member”, including any Member that fails to exercise its right to purchase its entire pro rata share of Remaining New Units, as described below), such Subscribing Member may purchase its pro rata share, based on the relative Percentage Interest represented by Units owned by the Subscribing Members, of those New Units in respect to which the Non-Subscribing Members have not exercised their Preemptive Right (the “Remaining New Units”) by giving written notice to the Company within two (2) Business Days from the date that the Company provides written notice of the amount of New Units as to which such Non-Subscribing Members have failed to exercise their rights thereunder. The foregoing shall be repeated until the Members have collectively agreed to purchase all of the New Units being issued or all of the Members are Non-Subscribing Members.

(e)       If the Members do not elect within the applicable notice periods described above to exercise their Preemptive Rights with respect to any of the New Units proposed to be sold by the Company, the Company shall have ninety (90) days after expiration of all such notice periods to sell or to enter into an agreement to sell such New Units proposed to be sold by the Company, at a price and on terms no more favorable in any material respect to the purchaser than those offered to the Members.

ARTICLE 9.

CAPITAL CONTRIBUTIONS; LIMITED LIABILITY

9.1       Initial Interests. As of the Effective Date, each Class A Member is deemed to have made a Capital Contribution to the Company of the portion of the fair market value of such Class A Member’s Allowed Claims as of the Effective Date represented by its Class A Units, as set forth on Schedule A-2, to be prepared on, or as soon as practicable after, the Effective Date, but in no event later than ninety (90) days following the Effective Date. Following the Effective Date, each Class B Member, upon becoming a Class B Member, will be deemed to have made a Capital Contribution to the Company of that portion of the fair market value of such Class B Member’s Allowed Claims represented by its Class B Units, to be set forth on Schedule A-2, to be prepared as soon as practicable following the date on which such Class B Member became a Class B Member, but in no event later than ninety (90) days following such date. Except as otherwise specified in a Unit Grant Agreement or Option, Capital Contributions payable for any Class C Units will consist of the purchase price (if any) payable for the Class C Units issued pursuant to any Unit Grant Agreement and the exercise price of any Option for such Class C Units, as applicable.

9.2       Capital of the Company. Except as otherwise provided in this Agreement, no Member shall be entitled to withdraw or receive any interest or other return on, or return of, all or any part of any of its Capital Contributions or Capital Account. Furthermore, in no circumstances is any Member entitled to receive any Company property (other than cash) in return for its Capital Contribution.

9.3       Limited Liability of the Members. Except to the extent specifically provided in this Agreement or the Act, or as a result of liability arising by reason of a breach of this Agreement by such Member, no Member shall be bound by, nor be liable for (contingently, personally or otherwise), the expenses, liabilities, indebtedness, losses or obligations of the Company or of any other Member, solely by reason of being a Member, and in any event the liability of each Member shall be limited as described in Section 15.1; provided, however, that the Company may seek specific performance of the provisions of this Agreement. No Member shall be liable for the Capital Contribution of, the return of the Capital Contribution of, or any distribution to, any other Member.

9.4       No Capital Calls. Notwithstanding any other provision of this Agreement, other than the initial Capital Contribution referred to in Section 9.1, no Member shall be required to make any Capital Contribution to the Company without such Member’s express written consent.

ARTICLE 10.

CAPITAL ACCOUNTS, PROFITS

AND LOSSES AND ALLOCATIONS

10.1	Capital Accounts.

(a)       The Company shall establish and maintain an individual Capital Account for each Member.

(b)       The Capital Account for each Member will be maintained in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv) and the following provisions:

(i)        to such Member’s Capital Account there will be credited such Member’s Capital Contributions, such Member’s distributive share of Profits and other items of income or gain specially allocated hereunder, and the amount of any Company liabilities that are assumed by such Member or that are secured by any Company assets distributed to such Member;

(ii)       to such Member’s Capital Account there will be debited the amount of cash and the Gross Asset Value of any other property of the Company distributed to such Member pursuant to any provision of this Agreement, such Member’s distributive share of Losses and other items of loss, expense and deduction specially allocated hereunder, and the amount of any liabilities of such Member that are assumed by the Company or that are secured by any property contributed by such Member to the Company; and

(iii)      in determining the amount of any liability for purposes of this subsection (b), there will be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

(c)       In the event that all or a portion of any Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent such Capital Account relates to the portion of the Interest so transferred, except to the extent otherwise agreed by the transferor, the transferee, and the Board.

(d)       Except as otherwise provided in this Agreement, whenever it is necessary to determine the Capital Account of any Member, the Capital Account of the Member will be determined after giving effect to all transactions concluded during the then current taxable period and prior to the time as of which such determination is made, and to all allocations of Profits, Losses, and other items of income, gain, loss, and deduction and to all distributions theretofore made for such taxable period under Sections 10.2, 10.3, 11.1 and 13.3.

(e)       A Member will not be entitled to withdraw any part of its Capital Account or to receive any distributions from the Company except as specifically provided for in this Agreement, and unless approved by the Board, no Member will be entitled to make any additional Capital Contributions to the Company.

(f)        Loans by any Member to the Company will not be considered to be Capital Contributions and will not increase the Capital Account of such Member, and repayment of such loans will not be deemed a distribution by the Company in respect of the Interest of such Member.

10.2     General Allocations of Profits and Losses. Subject to Section 10.3, Profits and Losses of the Company for any Fiscal Year (including, for the avoidance of doubt and in the Board’s sole discretion, any portion of a taxable year) shall be allocated among the Members (i) first, in reverse order to the extent of any net prior allocations of Losses under this Section 10.2 (after taking into account any previous allocations under this Section 10.2(i)), and (ii) second, so that the Capital Account of each Member, after making such allocation, is, as nearly as possible, equal (or in proportion thereto, if the total amount of Profits or Losses available to be allocated is insufficient) to (A) the distributions that would be made to such Member if the Company were dissolved, its affairs wound up, and its assets sold for cash equal to their respective Gross Asset Values, all Company liabilities were satisfied (limited with respect to each nonrecourse liability to the Gross Asset Value of the assets securing such liability), and the remaining assets of the Company were distributed to the Members in accordance with Sections 11.1(ii), (iii) (but excluding the reference to Section 11.1(i)) and (iv) immediately after the hypothetical sale of assets, minus (B) such Member’s share of Company Minimum Gain and Member Minimum Gain, computed immediately before the hypothetical sale of assets; provided, that solely for the purpose of computing the hypothetical distributions under the foregoing clause (A), all outstanding Class C Units shall be treated as if they were Vested Class C Units.

10.3	Special Allocations.

(a)       If there is a net decrease in Company Minimum Gain during any Company taxable year, then each Member shall be allocated items of Company income and gain for such taxable year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g)(2). This Section 10.3(a) is intended to comply with the minimum gain chargeback requirement of Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)       If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company taxable year, each Member who has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such taxable year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with the provisions of Treasury Regulations Section 1.704-2(i)(3). This Section 10.3(b) is intended to comply with the “partner nonrecourse debt minimum gain chargeback” requirement of Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)       If any Member unexpectedly receives an adjustment, allocation, or distribution of the type contemplated by Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of income and gain shall be allocated to all such Members (in proportion to the amounts of their respective Adjusted Capital Account Deficits) in an amount and manner sufficient to eliminate their respective Adjusted Capital Account Deficits as quickly as possible. It is intended that this Section 10.3(c) qualify and be construed as a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(d)       If the allocation of Losses to a Member as provided in Section 10.2 would create or increase an Adjusted Capital Account Deficit, there shall be allocated to such Member only that amount of Losses as will not create or increase an Adjusted Capital Account Deficit. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Member shall be allocated to the other Members in accordance with Section 10.2, subject to the limitations of this Section 10.3(d).

(e)       To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or, in the case of a distribution to a Member in complete liquidation of its Interest in the Company, Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Members to which such distribution was made in the event that Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(f)        Nonrecourse deductions for any Fiscal Year (not including any Member Nonrecourse Deductions), within the meaning of Treasury Regulations Section 1.704-2(b)(1), shall be allocated to the Members in proportion to their respective Percentage Interests (provided, that for this purpose all outstanding Class C Units shall be treated as if they were Vested Class C Units). Any Member Nonrecourse Deductions for any Fiscal Year shall be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Treasury Regulations Section 1.752-3(a)(3), the Members’ interests in Company profits shall be in proportion to their respective Percentage Interests (provided, that for this purpose all outstanding Class C Units shall be treated as if they were Vested Class C Units).

(g)       The allocations set forth in Section 10.3(a) through Section 10.3(f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Section 704(b) of the Code and the Treasury Regulations thereunder. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 10.3(g). Accordingly, and notwithstanding any other provisions of this Article 10 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction among the Members (in the same year, and, to the extent necessary, subsequent years) in a manner consistent with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and otherwise as the Board deems appropriate so that, following such offsetting allocations, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 10.2.

10.4	Other Allocation Rules.

(a)       For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items will be determined on a daily, monthly or other basis (but no less frequently than once annually), as determined by the Board using any permissible method under Code Section 706 and the Treasury Regulations thereunder; provided that Profits, Losses, and such other items will be allocated at such times as the Gross Asset Values of the Company are adjusted pursuant to paragraph (b) of the definition of Gross Asset Value in Article 1.

(b)       The Members are aware of the income tax consequences of the allocations made by this Article 10 and hereby agree to be bound by the provisions of this Article 10 in reporting their shares of Company income and loss for income tax purposes.

10.5     Allocations for Tax Purposes. Except as set forth in Section 10.5(a), allocations for tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, shall be made in the same manner as the allocations set forth in Section 10.2 and Section 10.3. Allocations pursuant to this Section 10.5 are solely for purposes of federal, state and local income taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items or distributions pursuant to any provision of this Agreement.

(a)       If any Company property has a Gross Asset Value different than its adjusted tax basis to the Company for federal income tax purposes (whether by reason of the contribution of such property to the Company, the revaluation of such property hereunder, or otherwise), allocations of taxable income, gain, loss and deduction under this Section 10.5 with respect to such asset shall take account of any variation between the adjusted tax basis of such asset for federal income tax purposes and its Gross Asset Value in the manner provided by Section 704(c) of the Code and Treasury Regulations Section 1.704-3, using any method chosen by the Board and permissible under Treasury Regulations Section 1.704-3.

(b)       All items of income, gain, expense, loss and deduction recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof will be determined without regard to any election under Section 754 of the Code which may be made by the Company, provided, however, that such allocations, once made, will be adjusted as necessary or appropriate to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

10.6     Varying Interests During Fiscal Year. In the event there is a change in any Member’s Interest in the Company during a Fiscal Year (e.g., as a result of a valid transfer of all or part of a Member’s Interest pursuant to Article 12 below), items of income, gain, loss, and deduction will be appropriately allocated among the Members to take into account the varying interests of the Members so as to comply with Section 706(d) of the Code.

ARTICLE 11.

DISTRIBUTIONS

11.1     Distributions. Subject to the provisions of Section 11.2 and Article 13, distributions of Available Cash, if any, shall be made by the Company to Members in such amounts and at such times as are determined by the Board, as follows:

(i)        first, to the Members, in proportion to their respective Undistributed Income Allocation Amounts, until there has been distributed to each such Member under this Section 11.1(i) an amount equal to the Undistributed Income Allocation Amount of such Member;

(ii)       second, to the Members holding Class B Units, in their capacities as such, in proportion to their respective aggregate Undistributed Class B Make-Whole Amounts of the Class B Units held by such Members, until there has been distributed to each such Member under this Section 11.1(ii) an amount equal to the aggregate Undistributed Class B Make-Whole Amount of the Class B Units held by such Member;

(iii)      third, to the Members, in proportion to the cumulative aggregate amount of Capital Contributions made by each of them, until each of them has received cumulative aggregate distributions under Sections 11.1(i) and 11.1(ii) and this Section 11.1(iii) in an amount equal to the cumulative aggregate amount of Capital Contributions made by it; and

(iv)      thereafter, to the Members, in proportion to their respective Percentage Interests.

11.2     Tax Payment Distributions. Subject to any restrictions in the Indenture, the Board shall cause the Company to make distributions or payments of Available Cash, if any, to Members for each Fiscal Year in amounts sufficient to pay the federal, state and local tax liability of such Members in respect of the allocation to them of Profits and items of income and gain for that Fiscal Year in excess of Losses and items of loss and deduction previously allocated to them (to the extent such Losses and items of loss and deduction have not offset a previous Fiscal Year’s profits or items of income and gain) pursuant to this Agreement, determined using an assumed combined tax rate of forty per cent (40%). Partial distributions made to the Members under this Section 11.2 will be made in proportion to their respective amounts calculated under the preceding sentence. The Company may make such tax distributions on an estimated basis with respect to each of the first three calendar quarters and a final tax distribution at, before, or following the close of the calendar year; and in any event will use commercially reasonable efforts to make any such distributions not previously made in respect of a calendar year within 90 days following the close of that calendar year. Distributions made to a Member pursuant to this Section 11.2 will (to the extent not previously taken into account pursuant to this sentence) offset the next distribution(s) to be made to that Member under the relevant subparagraph(s) of Section 11.1 on a dollar-for-dollar basis and will be deemed to have been made to that Member under the relevant subparagraphs(s) of Section 11.1 when so applied.

11.3     Liquidation. In the event of the sale or other disposition of all or substantially all of the Company Assets by the Company, the Company shall be dissolved and the proceeds of such sale or other disposition shall be distributed to the Members in liquidation as provided in Article 13, except that to the extent that the Company receives a purchase money note or notes in exchange for all or a portion of such assets that cannot reasonably be distributed to Members, in which case the Company shall continue until such purchase money note or notes have been paid in full or liquidated.

11.4     No Other Distributions. Except as set forth in this Article 11 or Article 13, no Member shall have the right to demand or receive any distribution or other return on capital in respect of its Units or Capital Contribution.

11.5     Prohibited Distributions. Notwithstanding any other provision of this Agreement to the contrary, the Company shall not be required to make any distribution or payment in respect of an interest in the Company if such distribution or payment would violate the Act or any other applicable law.

ARTICLE 12.

TRANSFER OF UNITS

12.1     Transfer Restrictions. No Units shall be Transferred by any Member, and each Member undertakes, to each other Member and to the Company, that it shall not at any time Transfer any or all of its Units to any Person, unless such Transfer is made in compliance with the terms of this Article 12 and such Transfer consists of either (a) a minimum of 100,000 Units, (b) Units being sold as a ROFR Seller to a Purchasing Member or an Interested Third Party pursuant to the Right of First Refusal under Section 12.6, (c) Units being sold as a Selling Member or a

Tagging Member to a Third Party Purchaser pursuant to the Tag-Along Right under Section 12.7 or (d) all of the Units held by such Member.

12.2     Further Restrictions Applicable to All Transfers. Notwithstanding any contrary provision in this Agreement, the Company shall not register a Transfer of Units by any Member, and each Member undertakes to each of the other Members and the Company that it shall not at any time Transfer Units, unless:

(a)       The proposed transferee has followed the procedures set forth in Section 3.2 hereof;

(b)       such Transfer is in compliance with applicable legal and regulatory requirements, including applicable requirements under federal, state and foreign securities laws;

(c)       for so long as a corporate conversion described in Section 7.8 or Section 7.9 shall not have occurred, such Transfer does not result in the Company being treated as a corporation for United States federal income tax purposes or applicable state income tax purposes; and

(d)       such Transfer is not to any Designated Competitor, unless (i) such Transfer to such Designated Competitor has been approved in advance by the affirmative vote of not less than a majority of the members of the entire Board or (ii) such Transfer is made in connection with a Drag-Along Sale.

In addition to the foregoing, each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or any other Confidential Information to any Person that is a proposed transferee of Units unless such proposed transferee agrees in writing to be bound by the transferor’s confidentiality obligations hereunder, in accordance with Section 16.15.

12.3     Certain Transfers Not Subject to Right of First Refusal or Tag-Along Right. Notwithstanding Sections 12.6 and 12.7, but subject to the other terms of this Article 12, the following Transfers shall not be subject to the Right of First Refusal set forth in Section 12.6 or the Tag-Along Right set forth in Section 12.7:

(a)	The Transfer of Units by a Member to a Control Affiliate of such Member;

(b)       the Transfer of Units by a Member as a distribution to its member or partners, in the case of any Member organized as a limited liability company, limited partnership or general partnership;

(c)       the Transfer of Units by a ROFR Seller to an Eligible ROFR Member that is exercising its Right of First Refusal under Section 12.6 (including, for the avoidance of doubt, any such Eligible ROFR Member that (i) is a Significant Holder or a member of a Significant Holder Group or (ii) would become a Significant Holder or a member of a Significant Holder Group upon consummation of the Right of First Refusal); or

(d)       the Transfer of Units by a Drag-Along Seller pursuant to a Drag-Along Sale under Section 12.8.

12.4     Effects of Transfer. Upon the Transfer of all, but not less than all, of any Member’s Units, such Person shall automatically (a) cease to be a Member of the Company and

(b) have no right to participate in the Company’s business, affairs, profits, losses or distributions, except as otherwise set forth herein.

12.5     Prohibited Transfers. To the fullest extent permitted by law, with respect to any Transfer in violation of any provisions of this Agreement, (a) such Transfer shall be null and void ab initio and ineffective to Transfer any Units and shall not be binding upon or be recognized by the Company, and (b) the purported Transferor shall continue to be treated as the holder of such Units, any purported Transferee shall not be treated as the holder of such Units and any purported Transferee shall not be treated as or deemed to be a Member for any purpose.

12.6	Right of First Refusal.

(a)       Subject to Section 12.3, if at any time, or from time to time, in each case prior to the earlier to occur of (i) the fourth anniversary of the Effective Date and (ii) an IPO, any Member receives a bona fide offer to purchase or in any manner acquire any or all Units of such Member from one or more Persons any one of which (x) is a Significant Holder or a member of a Significant Holder Group or (y) would become a Significant Holder or a member of a Significant Holder Group upon the consummation of such offer (an “Interested Third Party”), and such Member (the “ROFR Seller”) intends to accept such offer (the “Third Party Offer”) and Transfer its Units according to the Third Party Offer to the Interested Third Party, each of the Class A Members and Class B Members (other than the ROFR Seller, the Interested Third Party, any Control Affiliate of the Interested Third Party, any Person who is (or would, upon consummation of the Third Party Offer, become) a member of a Significant Holder Group that includes the Interested Third Party, and any Control Affiliate of any such Person) (such Class A Members and Class B Members being hereinafter referred to as the “Eligible ROFR Members”) shall have the right (hereinafter referred to as the “Right of First Refusal”) to elect to purchase up to such Eligible ROFR Member’s Pro Rata Portion of the Units proposed to be Transferred to the Interested Third Party on the same terms and conditions as set forth in the Third Party Offer, and the ROFR Seller shall not be permitted to accept the Third Party Offer or Transfer any of its Units to the Interested Third Party unless it has complied with the terms of this Section 12.6.

(b)       In the event of a Third Party Offer that the ROFR Seller intends to accept, the ROFR Seller shall notify each Eligible ROFR Member and the Company in writing (the “ROFR Sale Notice”). The Company shall, upon written request by a ROFR Seller, promptly provide the ROFR Seller with a list of names and addresses of the current Class A Member and Class B Members and the number of Class A Units and Class B Units held by each such Member, and the ROFR Seller shall be entitled to rely on such list for purposes of determining the Eligible ROFR Members to receive any ROFR Sale Notice sent within 15 days after receipt of such list. Each ROFR Sale Notice shall set forth the Pro Rata Portions of the Eligible ROFR Members, the number and class of Units proposed to be Transferred by the ROFR Seller, the form of consideration and terms and conditions of payment offered by the Interested Third Party and a summary of all other material terms pertaining to the Transfer and the ROFR Seller’s intention to accept the Third Party Offer.

(c)       Any Eligible ROFR Member wishing to exercise its Right of First Refusal may deliver to the ROFR Seller, with copies to the Company, within ten (10) Business Days of the date of receipt of the ROFR Sale Notice, an irrevocable written notice electing to exercise its Right of

First Refusal and accepting the Transfer on the same terms and conditions set forth in the ROFR Sale Notice (the “ROFR Acceptance Notice”). The ROFR Acceptance Notice shall state the number of Units that such Eligible ROFR Member proposes to acquire, which may be less than, but shall not exceed, such Eligible ROFR Member’s Pro Rata Portion. To the extent that the Third Party Offer is for both Class A Units and Class B Units, each Eligible ROFR Member shall have the right to purchase the same ratio of Class A Units to Class B Units.

(d)       Each Eligible ROFR Member exercising its right to purchase its entire Pro Rata Portion of the Units proposed to be Transferred (each, a “Purchasing Member”) shall have a right of over-allotment such that if any other Eligible ROFR Member fails to exercise its Right of First Refusal to purchase its entire Pro Rata Portion of such Units (each, a “Non-Purchasing Member”, including any Eligible ROFR Member that fails to exercise its Right of First Refusal to purchase its entire pro rata share of Remaining Units as described below), such Purchasing Member may purchase its pro rata share of those Units in respect to which the Non-Purchasing Members have not exercised their Right of First Refusal (“Remaining Units”), based on the relative Class A Units and Class B Units owned by the Purchasing Members, by giving written notice to the ROFR Seller, with copies to the Company, within two (2) Business Days from the date that the ROFR Seller provides written notice of the aggregate amount of Remaining Units. The foregoing shall be repeated until the Eligible ROFR Members have collectively agreed to purchase all of the Remaining Units proposed to be transferred or all of the Eligible ROFR Members are Non-Purchasing Members.

(e)       If Eligible ROFR Members do not elect within the applicable notice periods described above to purchase all (but not less than all) of the Units proposed to be Transferred in the Third Party Offer, the ROFR Seller may then effect the Transfer to the Interested Third Party for a period of sixty (60) days after expiration of all such notice periods, or such later date on which all necessary regulatory or other required approvals, if any, have been obtained, and provided said Transfer is on the same terms and conditions or terms and conditions no less favorable in any material respect to the ROFR Seller than those contained in the ROFR Sale Notice. If such Transfer is not consummated within such time period, the Right of First Refusal shall remain in full force and effect thereafter as to every Transfer or proposed Transfer of such Units. The failure of any Eligible ROFR Member to exercise its Right of First Refusal hereunder shall not be deemed a waiver of its Right of First Refusal on subsequent Transfers or proposed Transfers.

(f)        If the Eligible ROFR Members elect within the applicable notice periods described above to purchase all (but not less than all) of the Units proposed to be Transferred in the Third Party Offer, the Transfers shall take place within ten (10) Business Days of expiration of such applicable notice periods or such longer period of time as required to obtain all necessary regulatory or other required approvals, if any.

(g)       Notwithstanding the foregoing, prior to any Transfer of Units by a ROFR Seller pursuant to this Section 12.6, the ROFR Seller shall, after complying with the provisions of this Section 12.6, comply with the provisions of Section 12.7 hereof with respect to the Transfer of any Units to the Interested Third Party, to the extent that the provisions of Section 12.7 are applicable to such Transfer. The provisions of this subsection (g) shall only apply to a sale of Units by a ROFR Seller in respect of which the Right of First Refusal has not been exercised with respect to all the Units proposed to be sold by the ROFR Seller.

(h)       Any Third Party Offer made by any Interested Third Party to any Member shall specify that the purchase or acquisition of Units from such Member is subject to compliance with the terms of this Section 12.6.

(i)        For the avoidance of doubt, the Right of First Refusal set forth in this Section 12.6 shall not be applicable to any proposed Transfer of Units to any Person that is not a Significant Holder or a member of a Significant Holder Group and that will not become a Significant Holder or a member of a Significant Holder Group upon consummation of the proposed Transfer.

12.7	Tag-Along Right.

(a)       Subject to Section 12.3, prior to an IPO, if any Member or group of Members proposes to Transfer (the “Selling Member”) more than fifty percent (50%) of the outstanding Units to one or more Persons (a “Third Party Purchaser”) in one or a series of related Transfers, then each other Member holding Class A Units or Class B Units shall have the right (to be exercised as described in Section 12.7(c)), but not the obligation, to participate in the proposed Transfer to the Third Party Purchaser with respect to such Member’s Units, as set forth below (hereinafter referred to as the “Tag-Along Right”).

(b)       The Selling Member shall notify each Member holding Class A Units or Class B Units and the Company in writing (the “Tag-Along Sale Notice”) at least fifteen (15) Business Days prior to the proposed date of a sale pursuant to Section 12.7(a) (the “Tag-Along Sale Date”). Each Tag-Along Sale Notice shall set forth: (i) the name of the Third Party Purchaser(s), (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party Purchaser(s) and a summary of any other material terms (including all representations, warranties, covenants, indemnities, and agreements that must be made to or with the Third Party Purchaser) pertaining to the Transfer (“Third Party Terms”), and (iii) the number of Units to be purchased by the Third Party Purchaser. In the event that the terms and/or conditions set forth in the Tag-Along Sale Notice are thereafter amended in any material respect (including any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the sale), the Selling Member shall give written notice (an “Amended Tag-Along Sale Notice”) of the amended terms and conditions of the proposed Transfer to each Member holding Class A Units or Class B Units. The Selling Member shall provide additional information with respect to the proposed Transfer as reasonably requested by the other Members holding Class A Units or Class B Units.

(c)       Each Member holding Class A Units or Class B Units wishing to exercise its Tag-Along Right (each, a “Tagging Member”) shall deliver to the Selling Member a written notice (the “Tag-Along Acceptance Notice”) within ten (10) Business Days of receipt of the Tag-Along Sale Notice or, if later, within five (5) Business Days of receipt of the most recent Amended Tag-Along Sale Notice. The Tag-Along Acceptance Notice shall state the number of Units that such Member proposes to include in such Transfer to the proposed Third Party Purchaser, which may be less than, but shall not exceed, such Member’s Pro Rata Portion. The Tag-Along Acceptance Notice given by any Member shall constitute such Member’s binding agreement to sell the number of Units specified in the Tag-Along Acceptance Notice on the Third Party Terms;  provided,however, that in the event that there is any material change in the Third Party Terms applicable to such Member (including any decrease in the purchase price that occurs other than pursuant to an adjustment mechanism set forth in the agreement relating to the sale) after such Member gives its Tag-Along Acceptance Notice, then, the Selling Member shall provide the other Members holding Class A Units or Class B Units with an Amended Tag-Along Sale Notice. If the proposed Third Party Purchaser does not consummate the purchase of all of the Units included in the sale by any Tagging Member on the same terms and conditions applicable to the Selling Member and the Third Party Terms (or such other terms and conditions as are more favorable to the Tagging Member), then the Selling Member shall not consummate the sale of any of its Units to such Third Party Purchaser.

(d)       If a Tag-Along Acceptance Notice from any Member holding Class A Units or Class B Units is not received by the Selling Member within ten (10) Business Days of receipt of the Tag-Along Sale Notice (or if applicable, within five (5) Business Days of receipt of an Amended Tag-Along Sale Notice), the Selling Member shall have the right to consummate the sale without the participation of such Member, but only on terms and conditions which are no more favorable in any material respect to the Selling Member than as stated in the Tag-Along Sale Notice (or Amended Tag-Along Sale Notice, as the case may be) and only if such sale occurs on a date within sixty (60) days after the date of receipt of the Tag-Along Sale Notice (or Amended Tag-Along Sale Notice, as the case may be) or such later date on which all necessary regulatory approvals have been obtained. If such sale does not occur within such sixty (60) day period (as such period may be extended pursuant to the preceding sentence), the Units that were to be subject to such sale thereafter shall continue to be subject to all of the restrictions contained in this Section 12.7.

(e)       At the closing of the Transfer to any Third Party Purchaser pursuant to this Section 12.7, the Selling Member shall cause the Third Party Purchaser to remit to each Tagging Member the consideration payable to such Tagging Member for the Units sold pursuant hereto (less such Tagging Member’s pro rata share (based on their Units being sold) of the consideration to be escrowed or held back, if any, described below), against delivery by such Tagging Member of the Units subject to the Tag-Along Right, free and clear of all Liens, as evidenced by such documentation as the Third Party Purchaser reasonably requests, and the compliance by such Tagging Member with any other conditions to closing generally applicable to the Selling Member.

(f)        The consummation of the proposed Transfer triggering the Tag-Along Right shall be subject to the sole discretion of the Selling Member, who shall have no liability or obligation whatsoever to any Tagging Member participating therein for not consummating such proposed Transfer other than its obligations as set forth in this Section 12.7. Each Tagging Member shall receive the benefit of the same terms and conditions in such a sale, including, without limitation, the same amount and form of consideration received by the Selling Member; provided, however, unless otherwise specified in the Third Party Terms, the aggregate consideration payable for the purchase of the Units being sold by the Selling Member and the Tagging Members shall be allocated among the Selling Member and the Tagging Members as if there was a distribution only to the Selling Member and the Tagging Members under Section 11.1; provided, further, that in the event that any portion of the consideration payable to the Selling Member(s) in connection with such Transfer is in a form other than cash, and the Third Party Purchaser desires to provide to the Tagging Members exercising their rights under this Section 12.7 consideration solely in cash in lieu of the non-cash consideration to be provided to the Selling Member(s), then, at the election of the transferring Selling Member(s), the consideration payable to such Tagging Members in connection with such Transfer may consist solely of cash, in an amount per Unit equal to the fair market value (determined based on the manner in which the value of the non-cash consideration was determined in connection with such transaction) of the per Unit consideration payable to the Tagging Members. To the extent that the parties are to provide any indemnification or otherwise assume any other post-closing liabilities, the Selling Member(s) and each Tagging Member selling Units in a transaction under this Section 12.7 shall do so severally and not jointly (and on a pro rata basis in accordance with their Units being sold), and each Member’s respective potential liability thereunder shall not exceed the proceeds received by such Member. The only representations and warranties that a Member shall be required to make in connection with such proposed Transfer are with respect to its ownership of Units to be sold by it (including its ability to convey title free and clear of all liens, encumbrances, adverse claims or similar restrictions; no conflicts with agreements to which it is a party; no conflicts with law; authority; and enforceability); provided that the foregoing shall not limit any of the obligations of a Member pursuant to the preceding sentence to share pro rata in any indemnification or post-closing liabilities.

12.8	Drag-Along Rights.

(a)       In the event a Member or group of Members holding at least 50% of the outstanding Units (the “Drag-Along Seller”) proposes to Transfer 100% of their Units, including by way of a purchase agreement, tender offer, merger or other business combination transaction or otherwise, or in any other transaction that constitutes a Company Sale (a “Drag-Along Sale”), and such Drag-Along Sale has been approved by the Board in accordance with Section 5.3, such Drag-Along Seller shall have the right (hereinafter referred to as the “Drag-Along Right”), but not the obligation, to require each other Member (the “Required Members”) to Transfer to the Third Party Purchaser(s), in the manner described below, 100% of its Units.

(b)       If any Member or group of Members elects to exercise its Drag-Along Right under this Section 12.8, then such Drag-Along Seller shall notify each Required Member in writing (“Drag-Along Notice”) no less than ten (10) Business Days prior to the proposed date of the Drag-Along Sale. Each Drag-Along Notice shall set forth: (i) the name of the Third Party Purchaser(s) and (ii) the proposed amount and form of consideration and terms and conditions of payment offered by the Third Party Purchaser(s) and a summary of any other Third Party Terms pertaining to the Transfer.

(c)       Upon receiving a Drag-Along Notice, each Required Member shall be obligated to sell all of its Units on the Third Party Terms.

(d)       At the closing of the Transfer to any Third Party Purchaser(s) pursuant to this Section 12.8, the Drag-Along Seller shall cause the Third Party Purchaser(s) to remit to each Required Member the consideration payable to such Required Member for its Units (less such Required Member’s pro rata share (in accordance with its Units being sold) of the consideration to be escrowed or held back, if any, described below), against delivery by such Required Member of such Units, free and clear of all Liens, as evidenced by such documentation as the Third Party Purchaser reasonably requests, and the compliance by such Required Member with any other conditions to closing generally applicable to the Drag-Along Seller (including the indemnification or assumption of post-closing liabilities as described in Section 12.8(e) below)). In the event that the proposed Transfer of the Units to such Third Party Purchaser(s) is not consummated, the

Drag-Along Right shall continue to be applicable to any proposed subsequent Transfer of the Units of any Drag-Along Seller.

(e)       The consummation of such proposed Transfer shall be subject to the sole discretion of the Drag-Along Seller, who shall have no liability or obligation whatsoever to any Required Members participating therein for not consummating such proposed Transfer other than its obligations as set forth in this Section 12.8. Each Required Member shall receive the benefits of the same terms and conditions in such a sale, including the same amount and form of consideration received by the Drag-Along Seller; provided, however, unless otherwise specified in the Drag-Along Notice, the aggregate consideration payable for the purchase of the Units being sold by the Drag-Along Seller and the Required Members shall be allocated among the Drag-Along Seller and the Required Members as if there was a distribution to the Drag-Along Seller and the Required Members under Section 11.1; provided, further, that in the event that any portion of the consideration payable to the Drag-Along Seller in connection with such Transfer is in a form other than cash, and the Purchaser desires to provide to the Required Members consideration solely in cash in lieu of the non-cash consideration to be provided to the Drag-Along Seller, then, at the election of the Drag-Along Seller, the consideration payable to the Required Members in connection with such Transfer may consist solely of cash, in an amount per share equal to the fair market value (determined based on the manner in which the value of the non-cash consideration was determined in connection with such transaction) of the per Unit consideration payable to the Required Members. To the extent that the parties are to provide any indemnification or otherwise assume any other post-closing liabilities, the Drag-Along Seller and each Required Member shall do so severally and not jointly (and on a pro rata basis in accordance with their Units being sold), and each Member’s respective potential liability thereunder shall not exceed the proceeds received by such Member. The only representations and warranties that a Member shall be required to make in connection with such Drag-Along Sale are with respect to its ownership of Units to be sold by it (including its ability to convey title free and clear of all liens, encumbrances, adverse claims or similar restrictions; no conflicts with agreements to which it is a party; no conflicts with law; authority; and enforceability); provided that the foregoing shall not limit any of the obligations of a Member pursuant to the preceding sentence to share pro rata in any indemnification or post-closing liabilities.

12.9     Cooperation. In the event that the Board approves a Company Sale pursuant to Section 5.3, each Member shall consent to and raise no objections against such transaction, and each Member shall take all actions that the Board and/or the Drag-Along Seller (if applicable) reasonably deem necessary or desirable in connection with the consummation of such transaction. Without limiting the generality of the foregoing, each Member agrees that it (i) shall consent to and raise no objections against such transaction and (ii) shall execute any purchase agreement, merger agreement, indemnification agreement (only to the extent that a Member is liable only for its pro rata portion of the liability in accordance with their Units being sold), escrow agreement or other agreement entered into with the Third Party Purchaser with respect to such transaction setting forth the Third Party Terms and any ancillary agreement with respect thereto. Each Member shall bear its pro rata share of the costs of any transaction (pursuant to this Agreement or otherwise) in which it sells all or a portion of its Units to the extent such costs are incurred for the benefit of all holders of Units and are not otherwise paid by the Company or the acquiring party.

ARTICLE 13.

DISSOLUTION OF THE COMPANY;

WINDING UP AND DISTRIBUTION OF ASSETS

13.1	Dissolution.

(a)       The Company shall be dissolved and its affairs shall be wound up only upon the first to occur of the following (each, a “Dissolution Event”):

(1)       the sale or other disposition of all or substantially all of the Company Assets by the Company and receipt of the final payment of any installment obligation received as a result of any such sale or disposition;

(2)       any event which makes it unlawful for the Company’s business to be continued;

(3)       the issuance of a decree by any court of competent jurisdiction, including under Section 18-802 of the Act, that the Company be dissolved and liquidated; or

(4)       at any time there are no Members, unless the Company is continued in accordance with the Act.

(b)       Other than as provided in Article 12, no Member shall have the right to withdraw, resign or retire voluntarily as a Member of the Company and any purported withdrawal, resignation or retirement of a Member from the Company will be null and void and will constitute a breach of this Agreement.

13.2	Winding Up.

(a)       The Board, or if none, a Person approved by Members holding in the aggregate a majority of the outstanding Units held by all Members, may act as liquidating trustee of the Company, unless otherwise provided by law. The liquidating trustee shall liquidate the Company as promptly as shall be practicable, but in any event, to the extent reasonably practicable, within the time required by Treasury Regulation Section 1.704-1(b)(2)(ii).

(b)        Upon dissolution of the Company, a liquidating trustee may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, settle and close the Company’s business, dispose of and convey the Company’s property, discharge or make reasonable provision for the Company’s liabilities, and distribute to the Members in accordance with Section 13.3 any remaining assets of the Company, all without increasing the liability of Members, if any, including the Member participating in the winding up of the Company’s affairs, and, except as required by the Act, without imposing liability on any liquidating trustee.

(c)       Upon the completion of winding up of the Company, a liquidating trustee or other representative of the Company shall file a certificate of cancellation in the Office of the Secretary of State as provided in Section 18-203 of the Act.

13.3     Distribution of Assets and Allocation of Profits and Losses. Upon the winding up of the Company, the Company Assets shall be distributed as follows:

(a)       first, to the satisfaction of Debts and liabilities (including expenses of liquidation) of the Company (whether by payment or reasonable provision for payment thereof), in order of priority according to the terms of the instruments evidencing such Debt and liabilities and as provided by law; and

(b)       second, to the Members in proportion and to the extent of their respective Capital Accounts.

13.4     No Capital Contribution Upon Dissolution. Each Member shall look solely to the Company Assets for all distributions with respect to the Company, its Capital Contribution thereto, its Capital Account and its share of Profits or Losses, and shall have no recourse therefor (upon dissolution or otherwise) against any other Member. Accordingly, if any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which the liquidation occurs), then such Member shall have no obligation to make any Capital Contribution with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other person for any purpose whatsoever.

ARTICLE 14.

AMENDMENTS; MEETINGS OF THE MEMBERS; TERMINATION

14.1	Amendments.

(a)       This Agreement may be amended from time to time by written consent of the Members holding not less than a majority of the outstanding Units; provided that any amendment made in furtherance of any action that only requires approval of the Board hereunder, or any amendment to a provision that states that approval of the Board is required, shall only require approval of the Board and shall not require any approval of the Members; provided further that Sections 7.4(b) and 15.3 and this proviso may not be amended except with the prior written consent of the Tax Matters Person; provided further that any amendment to Sections 4.1, 4.5, 5.2, 5.3(a)(vi), 5.8, 7.5, 8.1, 11.1, 11.2, 12.1, 12.2, 12.3, 12.5, 12.6, 12.7, 12.8, 12.9, 13.1, 13.3, 14.1, 15.6 or 16.12 or to any defined term in Section 1.1 used in any of such Sections or to any other Section in a manner that has the effect of amending or modifying the provisions of any of such Sections, shall require the affirmative vote or written consent of Members holding not less than 66-2/3% of the outstanding Units; provided further that any amendment to this Agreement that has or will have an incrementally disproportionate adverse effect on the holders of Class B Units (not already contemplated by this Agreement) relative to its effect on the holders of Class A Units, each on a per Unit basis, (including any amendment to this proviso) shall require (i) prior to the Final Claim Resolution Date, the approval of the Bankruptcy Court, and (ii) on or after the Final Claim Resolution Date, the affirmative vote or written consent of the Members holding not less than a majority of the outstanding Class B Units; and provided further that any amendment to this Agreement that applies only to a subset of Members and not to all Members holding a particular Class of Units or all Members uniformly, and disproportionately adversely affects the rights of such subset of Members, each on a per Unit basis, shall further require the affirmative vote or written consent of all Members within such subset. For the avoidance of doubt, this Agreement may be amended at any time by the Company to add a Member as a party hereto in accordance with Section 3.2.

(b)        Notwithstanding the foregoing, no amendment hereof increasing the Capital Contribution required to be made by any Member will be effective against such Member without such Member’s prior written consent.

(c)         No amendment, modification, supplement, discharge or waiver hereof or hereunder shall require the consent of any Person not a party to this Agreement.

14.2	Meetings of the Members.

(a)       Place of Meetings. All meetings will be held at such place within or without the State of Delaware as will be determined by the Board and specified in the notices (or waivers of notice) thereof.

(b)       Quorum; Required Vote for Member Action; Adjournment of Meetings. Except as expressly provided otherwise by this Agreement, the Members holding a majority of the outstanding Units, present in person or represented by proxy at a meeting for which notice was duly delivered in accordance with this Agreement, will constitute a quorum at any such meeting for the transaction of business, and the affirmative vote of the Members holding a majority of the outstanding Units will constitute the act of the Members.

(c)       Calling of Meetings. Meetings of the Members may be called at any time by the Board or by the Members holding a majority of the outstanding Units on three days prior written notice to all Members (which notice may not be waived without the consent of the affected Member).

(d)	Record Date.

(i)        For the purpose of determining Members entitled to notice of or to vote at any meeting of Members, or any adjournment thereof, or entitled to express consent to action in writing without a meeting, or entitled to receive payment of any distribution or allotment of any rights, or entitled to exercise any rights in connection with any change, conversion, or exchange of Units, or for the purpose of any other lawful action, the Board may fix a record date, which record date will not precede the date upon which the resolution fixing such record date is adopted by the Board, and which record date will not be more than 60 nor less than 10 days prior to the date of such meeting or other action.

(ii)       If no record date is fixed by the Board, the record date for determining Members entitled to notice of or to vote at a meeting of Members will be the close of business on the day next preceding the day on which notice of such meeting is given, or, if notice is waived in accordance with this Agreement, the close of business on the day next preceding the day on which the meeting of Members is held.

(iii)      If, in accordance with this Agreement, action without a meeting of Members is to be taken, the Board may fix a record date for determining Members entitled to consent in writing to such action, which record date will not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date will not be more than 10 days subsequent to the date upon which the resolution fixing the record date is adopted by the Board.

(iv)      If no record date has been fixed by the Board, the record date for determining Members entitled to consent to action in writing without a meeting will be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company by delivery to its registered office or its principal place of business, to the attention of the President.

(v)       A determination of Members of record entitled to notice of or to vote at a meeting of Members will apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

(e)       Actions by Written Consent. Any action required or permitted to be taken at any meeting of Members may be taken by written consent if (i) the Members whose votes or consents to such action would be sufficient to approve such action at a duly held meeting of Members agree, and a written consent setting forth the action so taken is manually signed by such Members, and (ii) all Members shall have been provided at least 3 days advance written notice of any request for written consent prior to its becoming effective. Any such consent shall be delivered to the Company with copies to all other Members prior to its effectiveness. A photographic, photostatic, facsimile, or similar reproduction of a writing signed by a Member will be regarded as signed by the Member for purposes of this Section 14.2(e).

(f)        Telephone Conference. Members may participate in and hold a meeting by means of conference telephone or similar communication equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meeting will constitute attendance and presence in person at such meeting.

(g)       Waiver of Notice Through Attendance. Attendance of a Person at a meeting of Members (including a meeting by telephone conference pursuant to Section 14.2(f)) will constitute a waiver or notice of such meeting, except where such Person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(h)       Proxies. A Person may vote any meeting of the Members by a written proxy executed by that Person and delivered to the President or another Member. A proxy will be revocable unless it is stated to be irrevocable.

14.3     Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual agreement of the Members, or (ii) upon completion of the distribution of Company Assets as provided in Section 13.3.

ARTICLE 15.

LIMITED LIABILITY; INDEMNIFICATION; DUTIES

15.1	Limited Liability of Members; Indemnification of Members by Company.

(a)       No Member, its Affiliates or any of their respective officers, directors, trustees, employees, representatives, attorneys or agents (collectively, “Member Indemnified Parties”, and each individually, a “Member Indemnified Party”) shall, by virtue of such Member’s status as a Member, have any liability to any other Person under the Certificate of Formation of the Company, this Agreement or any applicable law, except liability to the Company, the other Members and the Tax Matters Person in respect of obligations expressly arising hereunder or expressly required by law. No Member shall in any event have any liability whatsoever (except as expressly required by the Act) in excess of the following (without duplication): (i) the amount of any Capital Contribution previously made by such Member, (ii) its share of any assets and undistributed profits of the Company, (iii) sale proceeds received in violation of Transfer provisions, and (iv) the amount of any wrongful distribution to such Member, if, and only to the extent, such Member has actual knowledge (at the time of the distribution) that such distribution is made in violation of the Act.

(b)       To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding brought by a Person other than a Member, an Affiliate of a Member or the Company, each Member Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, but excluding consequential losses or damages) actually incurred by such Member Indemnified Party in connection with such action, suit or proceeding by virtue of the relevant Member’s status as a Member or with respect to any action or omission taken or suffered in good faith by it in connection with the relevant Member’s status as a Member, other than liabilities and losses resulting from the bad faith or fraud of such Member Indemnified Party. The indemnification provided by this Section 15.1 shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company or make any other financial accommodation available) on account thereof. No amendment to this Section 15.1 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment.

15.2     Limited Liability of Directors and Officers; Indemnification of Directors and Officers by Company.

(a)       No Director, officer or employee of the Company (collectively, “D&O Indemnified Parties”, and each individually, a “D&O Indemnified Party”) shall, in such person’s capacity as such a Director, officer or employee, have any liability to any other Person (other than the Company and its Members) under the Certificate of Formation of the Company, this Agreement or any applicable law, except as otherwise expressly provided for herein or required by such law. Furthermore, no Director, officer or employee of the Company will be liable, responsible or accountable in damages or otherwise to the Company or to any Member for:  (i) any action or omission taken or suffered within the scope of the authority conferred on such person by this Agreement except for the bad faith or fraud of such person in carrying out such person’s obligations hereunder; (ii) such person’s performance of, or failure to perform, any act in reasonable reliance on the advice of legal counsel to the Company; or (iii) the negligence, dishonesty or bad faith of any agent, consultant or broker of the Company selected, engaged or retained in good faith by the Company.

(b)       To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each D&O Indemnified Party shall be fully protected and indemnified and held harmless by the Company against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, but excluding consequential losses or damages) (“Damages”) actually incurred by such D&O Indemnified Party in connection with such action, suit or proceeding by virtue of its status as a D&O Indemnified Party or with respect to any action or omission taken or suffered by such D&O Indemnified Party as such; provided that the relevant D&O Indemnified Party acted in good faith, in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company, did not believe to be in violation of the terms of this Agreement and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification provided by this Section 15.2(b) shall be recoverable only out of the assets of the Company, and no Member shall have any personal liability (or obligation to contribute capital to the Company or make any other financial accommodation available) on account thereof. In addition, a majority of the entire Board, acting in its sole discretion, may from time to time extend the indemnification and advancement of expenses provided by this Section 15.2(b) to one or more agents of the Company; in each case on the basis set forth herein applicable to D&O Indemnified Parties.

(c)       To the fullest extent permitted by law, but subject to Section 15.6, each Member agrees not to file, or cause to be filed, any lawsuit or institute, or cause to be instituted, any other form of legal proceeding against the Company or any D&O Indemnified Party or the Tax Matters Person for any monetary Damages allegedly incurred by such Member, unless (i) such alleged Damages shall be unique to such Member and shall not have been incurred by the Members or Members holding a particular class of Units generally or (ii) the Members approve the filing or institution of such lawsuit or other form of legal proceeding in advance by the affirmative majority vote of the class of Units or all Units, as applicable, allegedly having incurred such Damages.

(d)       Any indemnification under Section 15.2(b) will be made by the Company unless there has been a determination in the specific case that indemnification of the person requesting indemnification is not proper in the circumstances because the relevant person has not met the applicable standard of conduct set forth in that Section. Such determination will be made by the Board (or such lesser number of Directors who are not parties to the matter); provided that the vote or written consent of any interested Directors shall not count nor be required for purposes of making such determination.

(e)       Damages suffered by a person entitled to indemnification pursuant to Section 15.2(b) will be paid (and, in the case of an agent, may be paid if so determined by the Board) by the Company from time to time in advance of the final disposition of such matter upon receipt of a written undertaking by or on behalf of such person to repay amounts paid if it is ultimately determined that such person is not entitled to be indemnified by the Company as authorized in Section 15.2(b) or, where indemnification is authorized, to the extent amounts paid exceed the amount to which such person is entitled.

(f)        The rights provided to any Person by this Section 15.2 will be enforceable against the Company by such Person, each such Person being presumed to have relied upon such rights in serving or continuing to serve the Company. No amendment to this Section 15.2 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment. For purposes of this Section 15.2, the term “Company” includes any constituent Person (including any constituent of a constituent) absorbed by the Company in a consolidation or merger.

15.3     Limited Liability of Tax Matters Person; Indemnification of Tax Matters Person by Members.

(a)       The Tax Matters Person, its Affiliates and their respective officers, directors, trustees, employees, representatives, attorneys or agents (collectively, the “Tax Matters Person Indemnified Parties”, and each individually, a “Tax Matters Person Indemnified Party”) shall have no liability to any other Person (other than the Company and its Members) under the Certificate of Formation of the Company, this Agreement or any applicable law, with respect to any action or omission taken or suffered by the Tax Matters Person in its capacity as such, except as otherwise expressly provided for herein or required by law. Furthermore, the Tax Matters Person will not be liable, responsible or accountable in damages or otherwise to the Company or to any Member for any act performed or omission within the scope of the authority conferred on the Tax Matters Person by this Agreement except for the bad faith or fraud of the Tax Matters Person in carrying out its obligations hereunder.

(b)       To the fullest extent permitted by law, in any threatened, pending or completed action, suit or proceeding, each Tax Matters Person Indemnified Party shall be fully protected and indemnified and held harmless by the Members to the extent the Company has failed or refused in any respect to pay or perform pursuant to Section 15.1, severally (and not jointly) in proportion to the number of Units held by each Member, against all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including reasonable attorneys’ fees, costs of investigation, fines, judgments and amounts paid in settlement, but excluding consequential losses or damages) actually incurred by such Tax Matters Person Indemnified Party in connection with such action, suit or proceeding by virtue of its status as a Tax Matters Person Indemnified Party or with respect to any action or omission taken or suffered by the Tax Matters Person in its capacity as such in good faith, other than losses or liabilities resulting from the bad faith or fraud of such Tax Matters Person Indemnified Party. In addition, the Members, severally (and not jointly) in proportion to the number of Units held by each Member shall reimburse the Tax Matters Person for any Tax Matters Person Reimbursable Expenses not reimbursed by the Company in accordance with Section 7.4. No amendment to this Section 15.3 will impair the rights of any Person arising at any time with respect to events occurring prior to such amendment.

15.4     Non-Exclusivity of Provisions. Nothing in this Article 15 will limit or affect any other right of any Person indemnified hereunder to indemnification or reimbursement of damages under any other provision of this Agreement or any provision of any other agreement (including any insurance policy), any Organizational Document of any other Person, any statute, rule or regulation or otherwise.

15.5     Duty of Loyalty; Doctrine of Corporate Opportunity. Notwithstanding any duty otherwise existing at law or equity but subject to Section 5.3(a)(vi), the Members shall, to the maximum extent permitted by the Act, owe no duty of loyalty to the Members or to the Company; and to the maximum extent permitted by law, the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Member.

15.6     Duties of Directors and Officers. Subject to, and as limited by, the provisions of this Agreement (including Section 5.3(a)(vi)), Directors and officers of the Company, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed under Laws by directors and officers of a business corporation incorporated under the Delaware General Corporation Law; provided that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Directors. No Director shall be liable to the Company or any Member for monetary damages for breach of fiduciary duty as a Director; provided that the foregoing shall not eliminate or limit the liability of a Director: (i) for any breach of such Director’s duty of loyalty to the Company or its Members (as such duty is modified pursuant to the terms of this Agreement); (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of any Laws; or (iii) for any transaction from which such Director derived an improper personal benefit.

ARTICLE 16.

MISCELLANEOUS

16.1     Further Assurances. Each party to this Agreement agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by law, to effectuate the terms of this Agreement.

16.2	Notices.

(a)       All notices, demands, elections, requests or other communications that the Company or any Member may desire or be required to give hereunder to any Member shall be in writing and shall be given (i) by hand, by certified mail (return receipt of which has been received), by a recognized overnight courier service (delivery of which has been confirmed), or by e-mail (receipt of which has been confirmed) to such Member’s address set forth in Schedule A-1, as applicable, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members and the Company or (ii) by posting to an Intralinks site established by the Company for the purpose of notification of Members in accordance herewith to which Members have been granted access and notifying such Member of such posting by e-mail to such Member’s e-mail address set forth in Schedule A-1. Copies of any of the same shall also be delivered to the Company at the following address:

PH Holding LLC

39 East Eagleridge Drive, Suite 102

North Salt Lake, UT  84054

Attention:  Joel Shine

Title: Chief Executive Officer

Tel:  (801) 299-6700

Fax:  (801) 813-8003

with copies (which shall not constitute notice hereunder) to:

Bingham McCutchen LLP

One Federal Street

Boston, MA  02110

Attention:  Steven M. Taibl

Tel:  (617) 951-8625

Fax:  (617) 951-8736

(b)       All notices, demands, elections, requests or other communications that any Member may desire or be required to give hereunder to the Company shall be in writing and shall be given by hand, by certified mail, return receipt requested or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth below, or at such other address as may be designated by the addressee thereof upon written notice to all of the Members to the addresses set forth in Schedule A-1, as applicable, and the Company at the following address.

PH Holding LLC

39 East Eagleridge Drive, Suite 102

North Salt Lake, UT  84054

Attention:  Joel Shine

Title: Chief Executive Officer

Tel:  (801) 299-6700

Fax:  (801) 813-8003

with copies (which shall not constitute notice hereunder) to:

Bingham McCutchen LLP

One Federal Street

Boston, MA  02110

Attention:  Steven M. Taibl

Tel:  (617) 951-8625

Fax:  (617) 951-8736

(c)       All notices given pursuant to this Section 16.2 shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date delivery was refused by the addressee or (ii) if delivered by certified mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

16.3     Headings and Captions. All headings and captions contained in this Agreement and the table of contents hereto are inserted for convenience only and shall not be deemed a part of this Agreement.

16.4     Variance of Pronouns. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person may require.

16.5     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one Agreement.

16.6     Specific Performance. Each of the parties hereto agrees that damages at law are an inadequate remedy for any breach of this Agreement and that, in the event of any breach by such party, the Company and the parties hereto are and shall be, to the fullest extent permitted by law, entitled to obtain a decree or decrees of specific performance entitling it or them to a temporary restraining order, preliminary injunction, or permanent injunction to specifically enforce and require specific performance by such party of the terms and provisions of this Agreement. Each of the parties hereto agrees that, to the fullest extent permitted by law, notice shall be adequate for the entry of a decree of specific performance in respect of any such matter (i) in the case of a temporary restraining order, upon twenty-four (24) hours prior notice of the hearing thereof, and (ii) in the case of any other proceeding, upon five (5) days prior notice of the hearing thereof, and hereby waives all requirements and demands that the Company and/or the other parties hereto give any greater notice of such hearings and further waives all requirements and demands that the Company and/or the other parties post a bond or other surety arrangement in connection with the issuance of any such decree. Nothing contained in this Section 16.6 shall be deemed a waiver of any claim or defense of any party hereto to an action brought by any other party under this Section, except as specifically set forth herein with respect to entitlement to specific performance, and notice and bond waivers.

16.7     Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

16.8     Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby irrevocably consents and agrees, for the benefit of each party, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement and with respect to the enforcement, modification, vacation or correction of an award rendered in an arbitration proceeding may be brought in any state or federal court located in the city of Wilmington, New Castle County, Delaware (a “Delaware Court”), and hereby irrevocably accepts and submits to the non-exclusive jurisdiction of each such Delaware Court with respect to any such action, suit or proceeding. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO WAIVES ANY AND ALL RIGHTS THE PARTY MAY HAVE TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING UNDER THIS AGREEMENT OR IN CONNECTION THEREWITH. Each party hereto waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such

Delaware Court and hereby further waives and agrees not to plead or claim in any such Delaware Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each party agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth herein and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties. Furthermore, each Member agrees to vote its Units to cause the Company to at any time make the foregoing consents, agreements and waivers in respect of any legal action, suit or proceeding against the Company by a Member.

16.9     Partition. The Members hereby agree that no Member nor any successor-in-interest to any Member shall have the right to have the property of the Company partitioned, or to file a complaint or institute any proceeding at law or in equity to have the property of the Company partitioned, and each Member, on behalf of itself, its successors, representatives, heirs and assigns, hereby waives any such right.

16.10   Invalidity. Every provision of this Agreement is intended to be severable. The invalidity and unenforceability of any particular provision of this Agreement in any jurisdiction shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

16.11   Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors, executors, administrators, legal representatives, legal assigns and assigns permitted hereunder and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, their respective successors, executors, administrators, legal representatives, heirs and legal assigns.

16.12   Entire Agreement; Conflict with Plan. This Agreement, together with all Schedules attached hereto (which are incorporated herein by this reference), supersedes all prior agreements among the parties hereto with respect to the subject matter hereof and contains the entire Agreement among the parties with respect to such subject matter. Notwithstanding the foregoing or any other provision of this Agreement, this Agreement is subject to the Plan, and, in the event of any inconsistency between the Plan and this Agreement, the Plan shall control.

16.13   Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

16.14   No Brokers. Each of the Members hereto warrants to each other that there are no brokerage commissions or finders’ fees (or any basis therefor) resulting from any action taken by such Member or any Person acting or purporting to act on such Member’s behalf upon entering into this Agreement. Each Member agrees to indemnify the Company and each other Member for all costs, damages or other expenses arising out of any misrepresentation made in this Section 16.14.

16.15	Confidentiality.

(a)       Each Member agrees not to disclose or permit the disclosure of any of the terms of this Agreement or of any other confidential, non-public or proprietary information relating to the Company Assets or the business of the Company (collectively, “Confidential Information”), provided that such disclosure may be made (i) to any Person who is an Affiliate, member, partner, officer, director, investor or, potential investor or employee of such Member or counsel to or accountants of such Member, such Affiliate or the Company, or any rating agency engaged by such Member or the Company, or any lender providing financing to the Company solely for their use and on a need-to-know basis, provided that such Persons are notified of the Members’ confidentiality obligations hereunder and agree to be bound by such obligations, (ii) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official or pursuant a formal request issued under the rules and regulations of any governmental body or agency, or as otherwise required by law, (iii) to representatives of any bank regulator or similar regulatory authority in connection with their examination of the records of the Member or any Affiliate thereof, (iv) to any other Person that is a proposed transferee of Units (a “Proposed Transferee”), provided that such Proposed Transferee agrees in writing to be bound by the transferor’s confidentiality obligations hereunder, or (v) to the extent already public through no fault of such Member; provided, however, that, unless required by law (including, for the avoidance of doubt, pursuant to any requirement described in clause (ii) of this Section), no Confidential Information shall be disclosed or permitted to be disclosed if doing so would cause a waiver of any privilege of the Company or any Member or their respective Affiliates (other than a waiver by the disclosing Member and its Affiliates) with respect to the Company or its Affiliates or their respective assets and operations.  Notwithstanding anything to the contrary in this Agreement, the Members may disclose (x) the U.S. tax treatment and U.S. tax structure of the transactions contemplated by this Agreement and (y) any foreign tax treatment of the transactions contemplated by this Agreement that could reduce U.S. tax liability, provided that this disclosure right does not extend to information relating to the identity of the Members.

(b)       Except to the extent required by applicable law and after written notice to the Company and the other Members, no Member shall issue any press release or other public communication about the formation, existence or activities of the Company.

16.16   No Third Party Beneficiaries. Except as set forth in Article 15, this Agreement is not intended and shall not be construed as granting any rights, benefits or privileges to any Person not a party to this Agreement. Without limiting the generality of the foregoing, no creditor of the Company or of any Member shall have any right whatsoever to require any Member to contribute capital, perform services for or on behalf of, or make a financial accommodation for or on behalf of the Company.

16.17   Power of Attorney. Each of the undersigned does hereby irrevocably constitute and appoint each Senior Officer with full power of substitution, as its true and lawful attorney, in its name, place and stead, individually or acting together, to execute, acknowledge, swear to, deliver, record and file, as appropriate and in accordance with this Agreement (i) all amendments to the original Certificate of Formation required by law or required or permitted by the provisions of this Agreement, (ii) all certificates and other instruments requiring execution by the Members to qualify or continue the Company as a company wherein the members have limited liability in the jurisdictions where the Company may be conducting its operations, (iii) all instruments requiring execution by the Members or any of them to reflect a change or modification of this Agreement or the Company that have been approved in accordance with this Agreement and (iv) all conveyances and other instruments to effect the dissolution and termination of the Company in accordance with this Agreement. The foregoing grant is a power of attorney coupled with an interest, is irrevocable and shall survive the disability, incapacity or dissolution of the grantor.

16.18   Recapitalization, Exchange, Etc. Affecting the Company’s Units. Subject to Section 14.2 hereof, the provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all units, limited liability company interests, stock or other equity interests of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) that may be issued in respect of, in exchange for, or in substitution of such Units and shall be appropriately adjusted for any dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

16.19   Exculpation. The parties agree that the individuals executing this Agreement on behalf of the Members have done so in their respective authorized capacities and not individually, and none of the former, current or future direct or indirect members, partners, trustees, officers, directors, managers, managing members or the like or shareholders or other equity holders of any Member (each such Person, a “Related Person”), or any Related Person of any of such undersigned’s Related Persons, shall be bound or have any personal liability hereunder or any documents or instruments delivered in connection herewith, except as expressly agreed to in writing.

16.20   Construction of Documents. The parties hereto acknowledge that they were represented by counsel in connection with the review, negotiation and drafting of this Agreement and that it is the intent of the parties hereto that this Agreement shall not be subject to the principle of construing their meaning against the party that drafted same.

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement as of the day and year first above written.

MEMBER:

By:	____________________________________

Name:

Title:

Notice Address:

[Signature Page to Limited Liability Company Agreement of PH Holding LLC]

Exhibit 1

Initial Directors and Chairman

Initial Directors

Joel Shine (Chairman)

Michael Short

Mark Porath

David Barclay

David Keller

Exhibit 2

Officers

Officers

Joel Shine	Chief Executive Officer and President
Scott "Chip" Nelson	Vice President
Clay Packer	Treasurer
Wayne Farnsworth	Secretary

Exhibit 3

Designated Competitors

          Any Person (other than the Company or any of its Subsidiaries) included on the Annual Report of Housing's Giants (or any successor report) published by Professional Builder magazine (or any successor magazine, publication or on-line database), as such report is revised from time to time (the “Annual Report”).  The Annual Report for 2009 is attached as Annex A to this Exhibit 3 and shall constitute the initial version of the Annual Report; provided, that upon each publication of a revised version of the Annual Report after the Effective Date, such Annex A shall be deemed to be automatically amended and restated to consist of such revised version of the Annual Report, without any further consent of the Board or the Members, and without the requirement of any notice to the Members.

Annex A

2009 Rank	2008 Rank	Company / Location	Total New Resid. Revenue	Total New Resid. Closings *	Housing Type	Other Revenues
1	4	Pulte Homes / Bloomfield Hills, MI	$5,980,289,000	21,022	SFD, SFA	$309,169,000
2	1	D.R. Horton, Inc. / Fort Worth, TX	$5,443,100,000	23,915	SFD, SFA	$378,400,000
3	3	Centex Corp. / Dallas, TX	$5,317,600,000	18,241	SFD, SFA	$0
4	2	Lennar Corp. / Miami, FL	$4,150,717,000	15,735	SFD, SFA	$424,700,000
5	7	NVR, Inc. / Reston, VA	$3,638,702,000	10,741	SFD, SFA	$0
6	6	Hovnanian Enterprises, Inc. / Red Bank, NJ	$3,440,458,000	11,281	SFD, SFA	$130,258,000
7	8	Toll Brothers, Inc. / Horsham, PA	$3,252,900,000	4,885	SFD, SFA	$130,185,000
8	5	KB Home / Los Angeles, CA	$2,940,241,000	12,4381	SFD	$93,695,000
9	11	The Ryland Group, Inc. / Calabasas, CA	$1,856,647,000	7,3521	SFD, SFA	$119,477,000
10	13	Taylor Morrison / Scottsdale, AZ	$1,700,909,000	5,421	SFD, SFA	$71,302,000
11	10	Standard Pacific Homes / Irvine, CA	$1,689,458,187	5,025	SFD, SFA	$28,257,253
12	9	Beazer Homes USA, Inc. / Atlanta, GA	$1,652,928,000	6,624	SFD	$153,080,000
13	14	Meritage Homes Corp. / Scottsdale, AZ	$1,505,117,000	5,627	SFD, SFA	$17,951,000
14	12	M.D.C. Holdings, Inc. / Denver, CO	$1,358,148,000	4,488	SFD, SFA	$99,960,000
15	15	Shea Homes / Walnut, CA	$1,355,765,000	3,225	SFD, SFA	$43,808,000
16	18	Weyerhaeuser Real Estate Company / Federal Way, WA	$1,294,199,000	3,188	SFD, SFA	$113,275,000
17	57	AvalonBay Communities, Inc. / Alexandria, VA	$1,044,300,000	4,036	R	$875,340,000
18	16	Trammell Crow Residential / Dallas, TX	$990,000,000	8,194	R	$0
19	19	David Weekley Homes / Houston, TX	$981,791,670	3,213	SFD, SFA	$0
20	21	The Drees Company / Fort Mitchell, KY	$815,060,000	2,233	SFD, SFA	$30,470,000
21	44	Wood Partners / Marietta, GA	$678,179,288	3,920	SFA, R	$47,699,891
22	30	Highland Homes / Plano, TX	$678,109,000	1,944	SFD	$0
23	45	Hunt Building Company, Ltd. / El Paso, TX	$654,825,012	7,558	R	$456,701,557
24	25	Woodside Homes / North Salt Lake, UT	$619,000,000	2,072	SFD, SFA	$35,500,000
25	26	M/I Homes, Inc. / Columbus, OH	$560,628,000	2,061	SFD, SFA	$47,031,000
26	33	Perry Homes, LLC / Houston, TX	$551,749,000	1,992	SFD, SFA	$17,352,000
27	38	The Villages of Lake Sumter, Inc. / The Villages, FL	$538,771,728	2,236	SFD	$0
28	43	Clark Realty / Arlington, VA	$535,200,000	4,130	R	$26,851,931
29	52	A.G. Spanos Companies / Stockton, CA	$533,800,000	3,360	R	$29,914,000
30	40	Orleans Homebuilders, Inc. / Bensalem, PA	$474,691,000	1,075	SFD, SFA	$11,321,000
31	24	William Lyon Homes / Newport Beach, CA	$468,452,000	1,260	SFD, SFA	$57,626,000
32	36	Mercedes Homes / Melbourne, FL	$448,000,000	1,625	SFD, SFA	$0
33	28	Lincoln Property Company / Dallas, TX	$440,513,000	2,387	R	$1,800,395,600
34	32	WCI Communities, Inc. / Bonita Springs, FL	$429,583,500	690	SFD, SFA	$0
35	46	Brookfield Homes Corp. / Fairfax, VA	$415,000,000	745	SFD	$0

36	39	McGuyer Homebuilders, Inc. (MHI) / Houston, TX	$400,000,000	1,675	SFD	$0
37	42	John Wieland Homes and Neighborhoods, Inc. / Smyrna, GA	$400,000,000	711	SFD, SFA	$0
38	27	Maronda Homes / Pittsburgh, PA	$398,700,000	2,340	SFD	$0
39	50	Ashton Woods Homes / Roswell, GA	$376,814,290	1,393	SFD, SFA	$31,250,000
40	59	Magellan Development Group, LLC / Chicago, IL	$365,306,000	759	SFA, R	$33,733,000
41	53	McCar Homes / Alpharetta, GAI	$362,347,178	1,377	SFD	$0
42	65	Habitat for Humanity International / Americus, GA	$352,105,500	5,459	SFD	$0
43	23	Alliance Residential Company / Phoenix, AZ	$333,815,748	2,269	R	$7,696,723
44	48	Pasquinelli & Portrait Homes / Burr Ridge, IL	$315,000,000	1,800	SFD, SFA	$0
45	75	JPI / Irving, TX	$311,000,000	992	SFA, R	$0
46	54	Shapell Industries / Beverly Hills, CA	$311,000,000	450	SFD	$0
47	74	Epcon Communities Franchising, Inc. / Dublin, OH	$306,800,040	1,272	SFD, SFA	$0
48	34	GL Homes of Florida Holdings / Sunrise, FL	$305,239,450	736	SFD, SFA	$0
49	51	McBride & Son Enterprises, Inc. / Chesterfield, MO	$304,198,966	1,417	SFD, SFA	$92,937,689
50	49	Warmington Homes California I Costa Mesa, CA	$298,831,000	410	SFD, SFA	$0
51	22	WL Homes LLC / Newport Beach, CA	$287,000,000	560	SFD	$0
52	174	Albert D. Seeno Construction Company/Discovery Builders, Inc. / Concord, CA	$282,880,000	722	SFD, R	$183,800,000
53	55	Ivory Homes / Salt Lake City, UT	$276,500,000	719	SFD, SFA	$0
54	31	The Morgan Group, Inc. / Houston, TX	$263,000,000	1,565	R	$0
55	60	Legacy Communities, LLC / Atlanta, GA	$255,150,000	1,350	SFD	$0
56	62	The Corky McMillin Companies / San Diego, CA	$252,326,000	830	SFD	$82,179,000
57	122	LeCesse Development Corp. / Altamonte Springs, FL	$247,779,329	976	SFA, R	$35,613,229
58	84	Darling Homes, Inc. / Frisco, TX	$224,500,000	523	SFD	$2,027,000
59	83	Harkins Builders, Inc. / Marriottsville, MD	$218,000,000	1,617	SFA, R	$30,750,000
60	125	Texas BBL, LP / Irving, TX	$217,200,000	1,997	SFA, R	$1,015,000
61	71	Castle & Cooke, Inc. / Los Angeles, CA	$211,000,000	491	SFD, SFA	$27,000,000
62	115	SummerHill Homes / Palo Alto, CA	$202,750,000	295	SFD, SFA	$13,000,000
63	76	The David Cutler Group / Plymouth Meeting, PA	$199,605,000	366	SFD, SFA	$20,200,000
64	63	Arthur Rutenberg Homes, Inc. / Clearwater, FL	$192,981,000	213	SFD	$0
65	66	Capital Pacific Holdings, Inc. / Newport Beach, CA	$188,008,000	581	SFD	$753,000
66	78	Bowen Family Homes, Inc. / Duluth, GA	$187,065,657	800	SFD, SFA	$31,456,523
67	305	Flournoy Construction Company, LLC / Columbus, GA	$179,496,698	1,792	R	$9,928,306
68	117	Mattamy Homes — U.S. Group / Winter Park, FL	$172,600,000	649	SFD, SFA	$0
69	137	Fortune-Johnson, Inc. / Norcross, GA	$170,000,000	1,136	R	$0
70	68	The Olson Company / Seal Beach, CA	$169,170,000	354	SFD, SFA	$14,240,000
71	20	MCZ Development Corp. / Chicago, IL	$168,510,000	376	SFA	$0

2

72	70	First Texas Homes, Inc. / Arlington, TX	$165,400,000	857	SFD	$2,950,000
73	64	Fieldstone Residential Communities, LLC / Irvine, CA	$164,000,000	850	SFD	$0
74	108	Wilshire Homes / Austin, TX	$162,000,000	499	SFD	$3,777,000
75	92	Grand Homes / Dallas, TX	$161,091,987	486	SFD	$0
76	87	The Bozzuto Group / Greenbelt, MD	$160,383,972	622	SFD, SFA, R	$365,953,758
77	110	The Beechwood Organization / Jericho NY	$158,764,000	335	SFD, SFA	$1,546,000
78	95	Fulton Homes Corp. / Tempe, AZ	$153,500,000	428	SFD	$0
79	99	Craftmark Group / McLean, VA	$150,616,000	240	SFD, SFA	$0
80	79	Polygon Northwest Company / Bellevue, WA	$149,258,198	492	SFD, SFA	$0
81	171	Wall Homes / Arlington, TX	$148,957,356	670	SFD	$0
82	107	Gemcraft Homes, Inc. / Forest Hill, MD	$148,200,181	501	SFD, SFA	$7,881,207
83	35	Kettler / McLean, VA	$147,000,000	457	SFA, R	$0
84	102	Legend Classic Homes / Houston, TX	$146,400,000	773	SFD	$766,000
85	67	Robson Communities, Inc. / Sun Lakes, AZ	$145,856,978	355	SFD	$0
86	80	Optima, Inc. / Glencoe, IL	$145,770,000	231	SFA	$0
87	-	Heartland Homes, Inc. / Lawrence, PA	$145,250,000	440	SFD, SFA	$0
88	213	Westwood Residential Company / Plano, TX	$142,000,000	1,682	R	$3,000,000
89	90	Choice Homes, Inc. / Irving, TX	$141,754,223	952	SFD, SFA	$0
90	-	The NRP Group / Cleveland, OH	$140,000,000	1,412	R	$74,100,000
91	144	The Mungo Companies / Irmo, SC	$137,234,000	807	SFD, SFA, R	$6,182,000
92	106	Van Metre Companies / Burke, VA	$135,409,978	263	SFD, SFA	$57,058,113
93	111	Arbor Custom Homes / Beaverton, OR	$135,167,891	395	SFD, SFA	$0
94	-	MCL Companies / Chicago, IL	$133,336,580	179	SFD, SFA	$2,525,000
95	124	Stanley Martin / Reston, VA	$132,846,000	255	SFD, SFA	$8,687,000
96	91	Picerne Real Estate Group / Phoenix, AZ	$132,428,116	979	SFD, R	$66,784,463
97	121	Sotherby Homes / Plano, TX	$130,000,000	299	SFD	$0
98	88	Holiday Builders, Inc. / Melbourne, FL	$129,913,000	735	SFD	$2,743,229
99	109	Fischer Homes / Crestview Hills, KY	$127,408,000	603	SFD, SFA	$0
100	134	Dan Ryan Builders, Inc. / Frederick, MD	$126,353,433	487	SFD, SFA	$6,581,928
101	118	CBH Homes / Meridian, ID	$126,000,000	737	SFD, SFA	$0
102	158	SC Bodner Company, Inc. / Indianapolis, IN	$125,000,000	1,550	R	$0
103	103	Gehan Homes / Dallas, TX	$125,000,000	716	SFD	$0
104	120	TH Properties / Harleysville, PA	$124,716,000	385	SFD, SFA	$0
105	119	Miller and Smith, Inc. / McLean, VA	$118,615,250	259	SFD, SFA	$22,403,756
106	81	Jim Walter Homes, Inc. / Tampa, FL	$118,500,000	1,252	SFD	$201,000,000
107	146	Partners in Building, LP / Norwood Homes, Inc. / Houston, TX	$115,273,775	204	SFD	$1,241,620
108	56	Atreus Homes & Communities / Atlanta, GA	$114,134,000	614	SFD, SFA	$0

3

109	148	Ball Homes, Inc. / Lexington, KY	$113,934,791	583	SFD	$0
110	93	Eastwood Construction Company / Charlotte, NC	$113,888,182	581	SFD	$0
111	73	American West Development, Inc. / Las Vegas, NV	$111,813,627	383	SFD	$33,862,479
112	150	Van Daele Communities / Riverside, CA	$111,000,000	370	SFD	$0
113	89	Comstock Homebuilding Companies, Inc. / Reston, VA	$110,193,385	391	SFD, SFA, R	$2,919,913
114	151	Westport Homes, Inc. / Indianapolis, IN	$110,170,000	609	SFD	$0
115	178	MBK Homes, LLC / Irvine, CA	$107,693,778	169	SFD, SFA	$0
116	104	T.W. Lewis Company / Tempe, AZ	$107,294,250	172	SFD	$0
117	279	Epoch Properties, Inc. / Winter Park, FL	$106,500,000	1,344	R	$2,500,000
118	182	Embrey Partners, Ltd. / San Antonio, TX	$105,870,408	823	R	$160,881,567
119	205	NSH Corp. dba Signature Homes / Hoover, AL	$105,143,450	346	SFD, SFA	$5,076,272
120	169	Elliott Homes, Inc. / Folsom, CA	$104,475,000	298	SFD	$44,316,000
121	249	HHHunt Corp. / Blacksburg, VA	$103,442,549	690	SFD, SFA, R	$147,504,281
122	97	William Ryan Homes / Schaumburg, IL	$102,745,000	397	SFD	$0
123	141	Hayden Homes / Redmond, OR	$102,451,000	569	SFD	$0
124	138	Rhodes Homes / Las Vegas, NV	$102,300,000	330	SFD	$0
125	183	Tilson Home Corp. / Houston, TX	$99,600,000	556	SFD	$387,800
126	163	S&A Homes, Inc. / State College, PA	$99,400,000	449	SFD, SFA, R	$0
127	143	The Jones Company of TN, LLC / Consort Homes, LLC / Franklin, TN	$98,395,755	298	SFD	$1,842,028
128	136	Dominion Homes, Inc. / Dublin, OH	$98,200,000	516	SFD, SFA	$0
129	160	Haseko Homes, Inc. / Ewa Beach, HI	$97,300,000	194	SFD, SFA	$0
130	-	Ambling Companies, Inc. / Valdosta, GA	$95,148,000	723	R	$0
131	58	Sares-Regis Group / Irvine, CA	$89,649,000	194	SFD, SFA	$251,735,000
132	116	Village Homes of Colorado, Inc. / Englewood, CO	$88,208,073	210	SFD	$0
133	100	ICI Homes (Intervest Construction, Inc.) / Daytona Beach, FL	$87,513,200	269	SFD, SFA	$43,465,770
134	142	History Maker Homes / North Richland Hills, TX	$87,479,223	651	SFD	$0
135	139	John Mourier Construction, Inc. / Roseville, CA	$87,000,000	226	SFD	$0
136	131	The Rottlund Company, Inc. / Roseville, MN	$86,924,000	383	SFD, SFA	$2,239,000
137	206	Galaxy Builders, Ltd. / San Antonio, TX	$86,776,952	1,364	SFA, R	$20,015,785
138	274	Marlyn Development Corp. / Virginia Beach, VA	$85,000,000	700	R	$600,000
139	152	Main Street, Ltd. / Austin, TX	$84,115,000	607	SFD	$0
140	175	Classic Homes (Elite Properties of America, Inc.) / Colorado Springs, CO	$84,047,113	225	SFD, SFA	$11,728,513
141	227	Heritage Building Group / Jamison, PA	$84,000,000	208	SFD, SFA	$45,997,000
142	193	Harbour Homes (Geonerco, Inc.) / Everett, WA	$84,000,000	200	SFD	$0
143	192	Essex Homes Southeast, Inc. and Premier Homes, Inc. / Lexington, SC	$83,179,679	340	SFD	$518,510
144	201	Keystone Custom Homes / Lancaster, PA	$81,273,000	348	SFD, SFA, R	$2,015,800
145	168	Armadillo Construction Company, Ltd. / San Antonio, TX	$80,963,235	495	SFD	$1,459,097

4

146	96	Centerline Homes / Coral Springs, FL	$80,828,173	285	SFD, SFA	$6,495,866
147	157	Applied Building Development, Inc. / New York, NY	$80,000,000	160	SFD	$0
148	-	Hunter Communities, Inc. / Huntsville, AL	$79,739,089	602	SFD	$0
149	214	Highland Holdings, Inc. dba Highland Homes / Lakeland, FL	$78,177,500	395	SFD, R	$22,800,000
150	207	Imperial Homes / Houston, TX	$71,284,293	273	SFD	$0
151	200	Hubble Homes, LLC / Meridian, ID	$71,114,095	424	SFD	$4,135,629
152	161	Peachtree Residential Properties / Suwanee, GA	$70,329,000	135	SFD, SFA	$570,000
153	230	Rausch Coleman Homes, LLC / Fort Smith, AR	$69,508,000	521	SFD	$9,923,000
154	190	HPH Properties, LLC / Birmingham, AL	$69,080,000	296	SFD	$2,120,000
155	114	Park Square Homes / Orlando, FL	$67,500,000	270	SFD	$0
156	130	John Willis Homes / Duluth, GA	$67,208,509	122	SFD	$0
157	86	Avatar Holdings, Inc. / Coral Gables, FL	$66,060,000	247	SFD	$45,940,000
158	172	Reynen & Bardis Communities / Mather, CA	$66,000,000	210	SFD	$0
159	255	Neal Communities / Bradenton, FL	$65,867,000	159	SFD, SFA	$0
160	145	Sharp Residential, LLC / Alpharetta, GA	$65,031,196	192	SFD, SFA	$105,541
161	153	Matthews Homes / Stockton, CA	$64,600,000	224	SFD	$0
162	244	Desert View Homes / El Paso, TX	$63,563,225	487	SFD	$75,000
163	278	LGI Homes, Ltd. / Conroe, TX	$63,385,154	475	SFD	$0
164	292	Simpson Housing, LLLP / Denver, CO	$63,350,905	494	R	$205,534,852
165	221	CastleRock Communities / Houston, TX	$63,349,737	386	SFD	$0
166	273	Charter Homes & Neighborhoods / Lancaster, PA	$63,303,000	180	SFD, SFA, R	$391,000
167	-	Basheer & Edgemoor / Vienna, VA	$62,943,000	66	SFD, SFA	$1,226,000
168	204	Ole South Properties, Inc. / Murfreesboro, TN	$62,782,775	405	SFD, SFA	$570,359
169	220	Firstar Homes, Inc. / dba Great Southern Homes / Columbia, SC	$62,500,000	414	SFD	$0
170	149	The Community Builders, Inc. / Boston, MA	$62,376,700	342	SFD, R	$58,879,066
171	162	EYA, LLC / Bethesda, MD	$60,968,000	93	SFA	$0
172	199	Shugart Enterprises, LLC / Winston-Salem, NC	$60,448,150	374	SFD, SFA	$540,427
173	173	Pacific Communities Builder, Inc. / Newport Beach, CA	$60,000,000	156	SFD	$7,500,000
174	177	Simonini Builders, Inc. / Charlotte, NC	$59,871,000	56	SFD	$7,778,000
175	240	Keystone Builders Resource Group & Affiliates / Richmond, VA	$59,000,000	257	SFD	$1,395,000
176	211	Gentry Homes, Ltd. / Honolulu, HI	$58,863,000	93	SFD	$0
177	259	Anderson Homes, Inc. / Raleigh, NC	$58,672,759	311	SFD	$0
178	-	H & H Constructors, Inc. dba H & H Homes / Fayetteville, NC	$58,565,294	276	SFD	$0
179	215	Berks Homes / Mohnton, PA	$58,564,633	191	SFD, SFA	$6,912,2441
180	-	Caviness and Cates Communities / Fayetteville, NC	$58,280,000	382	SFD, R	$5,997,600
181	271	Home Creations / Moore, OK	$57,875,000	385	SFD	$7,300,000
182	-	Alpha Construction Company, Inc. / Van Nuys, CA	$57,000,000	261	SFA, R	$0

5

183	129	Lakewood Homes, Inc. / Hoffman Estates, IL	$55,845,770	199	SFD, SFA	$0
184	242	Marrano / Marc Equity Corp. / West Seneca, NY	$55,566,000	161	SFD	$9,951,000
185	-	Regent Homes, LLC / Nashville, TN	$54,126,643	290	SFD, SFA, R	$8,273,000
186	184	The Landmark Companies / Jackson, MS	$53,691,931	517	SFD, SFA, R	$32,682,069
187	203	Traton Homes / Marietta, GA	$53,500,000	142	SFD, SFA	$0
188	218	Hills Communities, Inc. / Cincinnati, OH	$53,341,652	302	SFD, SFA	$78,859,315
189	299	Jeff Benton Homes Inc. / Huntsville, AL	$52,730,269	161	SFD	$0
190	170	Legend Homes Corp. / Portland, OR	$51,727,911	142	SFD, SFA	$0
191	237	Norris Homes, Inc. / Mercer Island, WA	$51,468,577	96	SFD	$0
192	245	Paul Taylor Homes, Ltd. / Dallas, TX	$51,202,000	128	SFD	$0
193	128	Brown Family Communities / Tempe, AZ	$51,000,000	171	SFD	$0
194	295	Ideal Homes / Norman, OK	$50,000,000	304	SFD	$1,883,140
195	189	Bennett Homes / Bellevue, WA	$50,000,000	100	SFD	$0
196	235	Eagle Construction of Va., LLC / Glen Allen, VA	$49,709,907	128	SFD, SFA	$1,601,512
197	188	California Pacific Homes, Inc. / Irvine, CA	$49,272,000	87	SFD	$282,062,000
198	-	Lee Homes / Marina Del Rey, CA	$48,909,693	94	SFD, SFA	$0
199	378	True Homes, LLC / Monroe, NC	$48,900,000	297	SFD	$0
200	298	Mayer Homes / St. Louis, MO	$48,793,000	108	SFD, SFA	$9,341,000
201	270	Simmons Homes, LLC / Owasso, OK	$48,753,000	278	SFD	$738,000
202	219	The Knight Group, Inc. / Jonesboro, GA	$48,745,300	305	SFD	$0
203	127	Cachet Homes / Scottsdale, AZ	$48,595,166	99	SFD, SFA	$2,838,360
204	224	Homebuilding Partners, Inc. / Tampa, FL	$48,510,000	198	SFD, R	$0
205	301	McStain Neighborhoods / Louisville, CO	$48,200,000	127	SFD, SFA	$0
206	222	Meridian Homes USA, Inc. / Loganville, GA	$48,184,822	232	SFD	$3,026,913
207	202	Astoria Homes / Las Vegas, NV	$47,627,897	198	SFD	$1,176,119
208	250	Forino Company, LP / Sinking Spring, PA	$47,503,400	214	SFD, SFA, R	$7,938,936
209	216	Wathen-Castanos-Mazmanian / Fresno, CA	$47,405,480	184	SFD	$0
210	258	SEDA Construction Company / Jacksonville, FL	$47,202,000	209	SFD	$0
211	324	United-Bilt Homes, LLC / Shreveport, LA	$46,984,422	382	SFD	$10,137,239
212	251	EG Stoltzfus Homes, LLC / Lancaster, PA	$46,953,029	171	SFD, SFA	$3,224,615
213	195	David Powers Homes, Inc. / Houston, TX	$46,000,000	138	SFD	$0
214	306	Viking Construction, Inc. / Hayden, ID	$45,500,000	217	SFD, R	$0
215	353	Herman & Kittle Properties, Inc. / Indianapolis, IN	$45,289,072	2,172	R	$1,554,479
216	318	California Home Builders / Canoga Park, CA	$45,276,200	90	SFD, R	$4,692,337
217	269	Fieber Group, LLC / New Canaan, CT	$45,260,000	718	SFD, SFA	$0
218	-	Westin Homes / Sugar Land, TX	$44,516,295	166	SFD	$195,000
219	164	Caruso Homes, Inc. / Crofton, MD	$44,500,000	100	SFD, SFA	$0

6

220	-	Doster Construction Company / Birmingham, AL	$44,106,737	456	R	$0
221	323	Edward Rose Building Enterprise / Farmington Hills, MI	$44,000,000	941	R	$315,000,000
222	225	Buena Vista Custom Homes / Lake Oswego, OR	$43,600,000	130	SFD	$0
223	185	Vantage / Raylee Homes / Rio Rancho, NM	$42,200,000	204	SFD	$0
224	262	Rivendale Homes, Inc. / Santa Rosa, CA	$42,176,189	94	SFD	$78,234
225	254	Medallion Homes / San Antonio, TX	$42,147,000	189	SFD	$0
226	241	JTS Communities / Sacramento, CA	$42,000,000	120	SFD	$0
227	-	Woodland Homes of Huntsville, Inc. / Madison, AL	$41,970,260	194	SFD, SFA, R	$883,953
228	77	Trend Homes / Gilbert, AZ	$41,622,000	192	SFD	$0
229	275	Tim Lewis Communities / Roseville, CA	$41,400,000	125	SFD	$0
230	294	Cheldan Homes / Fort Worth, TX	$40,000,000	257	SFD	$0
231	288	Premier Communities, Inc. / Puyallup, WA	$39,625,000	150	SFD	$10,395,000
232	212	Pringle Development, Inc. / Eustis, FL	$39,600,000	197	SFD	$0
233	239	Issa Homes, Inc. / Celebration, FL	$39,268,156	51	SFD, SFA	$0
234	314	Providence Homes / Jacksonville, FL	$39,254,055	141	SFD	$0
235	159	Pageantry Homes / Las Vegas, NV	$39,000,000	169	SFD	$0
236	335	Trophy Homes, LC / Orem, UT	$38,000,000	205	SFD, SFA	$0
237	154	Shelby Homes, Inc. / Fort Lauderdale, FL	$37,075,000	155	SFD, SFA	$0
238	322	Streetman Homes, Ltd., LLP / Austin, TX	$36,674,977	99	SFD	$87,326
239	232	Ryder Homes / Walnut Creek, CA	$36,633,269	64	SFD	$5,816,215
240	105	Trimark Pacific Homes, LP / Westlake Village, CA	$35,300,000	82	SFD	$0
241	238	USA Properties Fund, Inc. / Roseville, CA	$35,290,000	224	R	$4,008,370
242	226	Boone Homes, Inc. / Manakin-Sabot, VA	$34,946,447	58	SFD	$0
243	337	Granite Ridge Builders, Inc. by Tony Reincke / Fort Wayne, IN	$34,838,329	203	SFD	$3,194,338
244	246	Century Homebuilders / Miami, FL	$34,800,000	116	SFA	$0
245	284	Keystone Homes, Inc. / Augusta, GA	$34,084,204	199	SFD, SFA	$585,400
246	311	CareFree Homes / El Paso, TX	$34,000,000	207	SFD	$0
247	234	Conner Homes Company / Bellevue, WA	$34,000,000	62	SFD	$0
248	268	Gateway Homes, Ltd. / Houston, TX	$33,564,878	233	SFD	$0
249	248	TK Constructors / Yorktown, IN	$33,000,000	200	SFD	$0
250	191	JLS Custom Homes / Beaverton, OR	$33,000,000	100	SFD	$0
251	352	PCS Homes / Millersville, MD	$32,800,537	186	SFD, SFA	$13,185,570
252	272	A.F. Sterling Home Builders, Ltd. / Tucson, AZ	$32,650,000	79	SFD	$0
253	302	Bonterra Builders / Matthews, NC	$32,469,395	123	SFD, SFA	$197,658
254	350	Betenbough Homes / Lubbock, TX	$32,375,000	238	SFD	$847,000
255	340	Minks Custom Homes, Inc. / Ramsey, MN	$32,030,124	104	SFD	$2,321,351
256	315	Shodeen, Inc. / Geneva, IL	$32,000,000	78	SFD	$21,000,000

7

257	261	Remington Homes, LLC / Elgin, IL	$31,914,100	94	SFD, SFA	$0
258	357	Michael Sivage Homes & Communities, Ltd. / Albuquerque, NM	$31,499,863	228	SFD	$233,832
259	229	Hamlet Homes Corp. / Salt Lake City, UT	$31,043,555	116	SFD, SFA	$0
260	-	Stylecraft Builders, Inc. / College Station, TX	$31,000,000	195	SFD	$3,580,000
261	236	Perry Homes, Inc. / Murray, UT	$31,000,000	100	SFD	$0
262	101	Cornerstone Group / Coral Gables, FL	$30,900,000	172	SFA	$0
263	375	Bloomfield Homes, LP / Southlake, TX	$30,780,000	164	SFD	$0
264	281	Ennis Homes / Porterville, CA	$30,743,733	138	SFD	$8,211,702
265	368	The Oberer Companies / Miamisburg, OH	$30,439,480	131	SFD	$9,959,906
266	285	SunRiver St. George Development, LC / St. George, UT	$30,372,000	79	SFD	$6,466
267	-	American Legend Homes, Ltd. / Dallas, TX	$30,295,000	117	SFD	$0
268	291	Rockford Homes, Inc. / Columbus, OH	$30,247,582	116	SFD, SFA	$22,787,038
269	267	Whittaker Builders, Inc. / St. Charles, MO	$30,032,983	206	SFD, SFA, R	$0
270	-	McBee Homes / White Settlement, TX	$30,000,000	139	SFD	$8,000,000
271	319	Landmark Valley Homes / McAllen, TX	$29,933,100	226	SFD	$0
272	156	Frontier Homes, LLC / Ontario, CA	$29,000,000	145	SFD	$0
273	345	Landstar Development Group / Coral Gables, FL	$29,000,000	69	SFD	$0
274	-	Forbes Capretto Homes / Getzville, NY	$28,800,000	62	SFD	$1,200,000
275	286	Lombardo Companies / Washington, MI	$28,589,776	196	SFD, SFA, R	$12,799,000
276	276	FCB Homes / Stockton, CA	$28,500,000	80	SFD	$0
277	257	McKee Builders (The McKee Group) / Springfield, PA	$28,434,881	83	SFD, SFA	$0
278	326	Dreamcraft Homes / Auburn, WA	$28,200,000	88	SFD	$0
279	256	MJC Companies / Macomb, MI	$27,428,802	155	SFD, SFA	$2,369,518
280	-	Meeting Street Homes & Communities / Charlotte, NC	$27,070,000	135	SFD, SFA	$0
281	384	Antares Homes, Ltd. / Arlington, TX	$26,975,577	182	SFD	$0
282	313	Vantage Homes Corp. / Colorado Springs, CO	$26,970,436	59	SFD	$0
283	296	The IDI Group Companies / Arlington, VA	$26,926,426	80	SFA	$0
284	343	Southern Homes, LLC / Slidell, LA	$25,953,798	126	SFD, SFA	$224,734
285	247	Casa Linda Homes / McAllen, TX	$25,191,000	231	SFD	$0
286	346	Sumeer Homes, Inc. / Irving, TX	$24,962,606	102	SFD	$0
287	351	Brookstone Homes / Oconomowoc, WI	$24,749,417	104	SFD, SFA	$0
288	-	Braselton Homes / Corpus Christi, TX	$24,600,000	130	SFD	$0
289	186	Breakstone Construction Company / Hollywood, FL	$24,500,000	106	SFD, SFA	$1,300,000
290	341	JKB Homes / Turlock, CA	$24,047,390	74	SFD	$0
291	-	Moeder Construction, LLC / Wichita, KS	$24,000,000	161	SFD	$0
292	338	Greenvale Construction, LLC / Murfreesboro, TN	$24,000,000	138	SFD	$0
293	277	Young Homes / Rancho Cucamonga, CA	$24,000,000	80	SFD	$0

8

294	208	Westrum Development Company / Fort Washington, PA	$23,465,000	70	SFA	$14,395,000
295	-	Thornton Homes, Inc. / Birmingham, AL	$23,456,500	109	SFD, SFA	$0
296	-	Tricord Homes / Fredericksburg, VA	$23,275,000	95	SFD	$0
297	396	Schieler & Rassi Quality Builders, Inc. / Deer Creek, IL	$23,141,000	87	SFD	$0
298	243	Signature Homes (Plaster Development.) / Las Vegas, NV	$22,726,461	95	SFD	$325,000
299	369	Homestead NW Dev. Company / Lynden, WA	$22,584,816	81	SFD, SFA	$11,700,000
300	-	Starpointe Communities / Scottsdale, AZ	$22,436,000	58	SFA	$0
301	334	Donald H. Allen Development, Inc. / Auburn, AL	$22,233,712	62	SFD	$0
302	329	Ence Homes / St. George, UT	$22,112,262	95	SFD	$9,370,364
303	-	Pepper Viner Homes / Tucson, AZ	$22,107,866	60	SFD	$0
304	380	Spinell Homes, Inc. / Anchorage, AK	$21,611,740	69	SFD, SFA	$2,776,833
305	309	Lowder New Homes, Inc. / Montgomery, AL	$21,557,125	82	SFD	$704,255
306	361	Kaerek Homes, Inc. / West Allis, WI	$21,500,000	101	SFD	$6,100,000
307	367	Grayhawk Homes, Inc. / Columbus, GA	$21,440,889	106	SFD	$156,025
308	320	SeaGate Homes, LLC / Palm Coast, FL	$21,125,000	105	SFD	$0
309	-	Lazarus-Shouse Communities, LLC / Greenville, SC	$21,000,000	87	SFD	$0
310	289	Renar Development Company / Jensen Beach, FL	$20,425,265	102	SFD, SFA	$8,211,856
311	383	Hans Hagen Homes, Inc. / Fridley, MN	$20,375,000	74	SFD, SFA	$8,677,000
312	310	Patrick Malloy Communities, LLC / Carrollton, GA	$20,100,000	109	SFD, SFA	$4,800,000
313	356	Kendall Homes / Katy, TX	$19,797,075	115	SFD, SFA	$0
314	371	Bigelow Homes / Aurora, IL	$19,745,300	95	SFD	$0
315	358	Cassidy Homes / Winter Haven, FL	$19,407,000	86	SFD, SFA	$228,100
316	325	JD Pierce Company, Inc. / Irvine, CA	$19,146,923	90	SFD, R	$4,456,771
317	342	Triton Homes / Clive, IA	$18,600,000	162	SFA, R	$205,000
318	112	Element Homes / Tempe, AZ	$18,354,000	69	SFD	$0
319	349	Sun Country Homes, Inc. / Battle Ground, WA	$18,054,000	84	SFD	$0
320	194	Brehm Communities / Carlsbad, CA	$18,000,000	90	SFD	$0
321	359	Key Land Homes / Prior Lake, MN	$17,500,000	70	SFD	$0
322	-	Anderson Homes / Lodi, CA	$17,477,433	50	SFD	$0
323	381	Eastbrook Homes, Inc. / Grand Rapids, MI	$17,454,253	91	SFD, SFA	$12,554,563
324	304	Cooper Homes, Inc. / Rogers, AR	$17,277,000	54	SFD, SFA	$96,000
325	389	Omega Homes, Inc. / Allentown, PA	$17,017,000	70	SFD, SFA	$920,234
326	376	Weiss Homes, Inc. / South Bend, IN	$16,729,788	105	SFD	$3,640,269
327	394	Conaway Homes / Whitehouse, TX	$16,525,803	107	SFD, R	$539,348
328	362	Rohde Construction Company, Inc. / Kentwood, MI	$16,519,000	199	R	$39,290,000
329	373	Southern Homes of Polk County / Lakeland, FL	$16,380,000	91	SFD	$0
330	327	H S Development Company, LLC / Bakersfield, CA	$16,150,000	85	SFD	$800,000

9

331	-	Stevens Building Company dba Stevens Fine Homes / Wilmington, NC	$16,112,759	74	SFD, SFA	$1,592,481
332	328	Genesis Designer Homes, LLC / Savannah, GA	$15,300,000	86	SFD, SFA	$0
333	-	Design Tech Homes, LP / Spring, TX	$15,000,000	146	SFD	$0
334	-	Olin Homes, LLC / Vancouver, WA	$14,448,388	74	SFD	$87,852
335	360	Canterra Homes / Scottsdale, AZ	$14,315,106	66	SFD	$0
336	331	Venture Homes / Marietta, GA	$14,000,000	75	SFD, SFA	$0
337	365	Artistic Homes, Inc. / Albuquerque, NM	$13,780,000	71	SFD	$0
338	228	Kalian Companies / Red Bank, NJ	$13,749,652	77	SFD, SFA	$0
339	397	Gold Medallion Homes, LLC / Monroe, NC	$13,223,000	54	SFD	$469,717
340	363	FaxonGillis Homes, Inc. / Cordova, TN	$12,600,000	58	SFD	$0
341	385	Providence Homes, Inc. / Mesa, AZ	$12,000,000	86	SFD	$0
342	-	Southern Home Builders / Wilmington, NC	$12,000,000	75	SFD	$0
343	330	StoryBook Homes, LLC / Las Vegas, NV	$11,700,000	50	SFD	$0
344	-	Sabal Homes, LLC / Mount Pleasant, SC	$11,451,089	54	SFD, SFA	$122,428
345	400	Taylor Building Corp. of America / Louisville, KY	$11,425,000	75	SFD	$0
346	260	Kennedy Homes / Deerfield Beach, FL	$11,100,000	71	SFD	$0
347	399	Ideal Suburban Homes, Inc. / Decatur, IN	$11,084,610	114	SFD, R	$110,556
348	395	Robertson Brothers Company / Bloomfield Hills, MI	$11,021,533	66	SFD, SFA	$0
349	-	Onyx Homes, LP / Irving, TX	$8,976,712	61	SFD	$0
350	391	John Kavanagh Company / Greensboro, NC	$7,900,000	55	SFD, SFA	$0

Italics= Estimates

* Completions for rental

SFD = Single-family detached

SFA = Single-family attached

R = Rental

10

Schedule A-1

List of Members, Their Addresses, Class A Units, Class B Units and Class C Units

Class A Members	Notice Address	Class A Units

Class B Members	Notice Address	Class B Units

Schedule A-2

Capital Contributions

Schedule A-3

Exceptions to Ownership